                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Marriott International, Inc.
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               (Name of Registrant as Specified In Its Charter)

                         Marriott International, Inc.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [LOGO OF MARRIOTT INTERNATIONAL, INC.]


Dear Fellow Shareholder:

  On behalf of your Board of Directors, we are pleased to invite you to attend the 1998 Annual Meeting of Shareholders of Marriott International, Inc. The meeting will be held on Wednesday, May 20, 1998 at 10:30 a.m. in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia. Doors to the meeting will open at 9:30 a.m. A map showing the location of the hotel and information on parking and public transportation is provided on the back of this Proxy Statement.

  This will be our first shareholder meeting since our spinoff from the "old" Marriott International on March 27, 1998. At this meeting you will be asked to elect three directors and adopt the 1998 Employee Stock Purchase Plan. Your Board of Directors recommends a vote FOR both of these proposals. You will also be asked to consider the retention or modification of the company's ex-isting dual class equity structure. The dual class equity structure was ap-proved by shareholders in March, along with our spinoff and a related transac-tion between "old" Marriott International and Sodexho Alliance, S.A. In re-sponse to the concerns of certain shareholders, we are providing an opportu-nity to vote on the retention of the dual class equity structure. Your Board of Directors believes it is important that a dual class structure be retained. Consequently, you will be asked to consider and vote on two proposals--Pro-posal Three, which retains the dual class equity structure in its present form, and Proposal Four, which retains it in a modified form. If both Propos-als Three and Four are approved, only the one receiving the most votes in fa-vor will be adopted. For the reasons outlined in the attached proxy, and to ensure that one of these proposals is adopted, your Board of Directors recom-mends a vote FOR each of these proposals. Lastly, two shareholder proposals are also under consideration. Your Board of Directors recommends a vote AGAINST these proposals. The enclosed notice and proxy statement contain de-tails about the business to be conducted at the meeting. Holders of record of the Company's Common Stock as of March 27, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting.

  Your vote is important regardless of the number of shares you own. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely yours,

         /s/ J.W. Marriott, Jr.                  /s/ William J. Shaw
         ---------------------------             ------------------------------
         J.W. Marriott, Jr.                      William J. Shaw

 Chairman of the Board and CEO            President and Chief Operating Of-
                                                      ficer

           FOR INFORMATION OR ASSISTANCE IN VOTING YOUR SHARES:

 . If your shares are held in your own name, please call Innisfree M&A Incor-porated, toll-free at 1-888-750-5834 or collect at 212-750-5833

 . If your shares are held in the name of a broker, bank, nominee or other in-stitution, please call MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or collect at 212-929-5500

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                               [LOGO OF MARRIOTT]
       Corporate Headquarters                       Mailing Address:
         10400 Fernwood Road                         Marriott Drive
      Bethesda, Maryland 20817                   Washington, D.C. 20058
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, MAY 20, 1998

April 20, 1998
Notice is hereby given that the Annual Meeting of Shareholders of Marriott In-ternational, Inc. (the "Company") will be held on Wednesday, May 20, 1998, at 10:30 a.m., in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia. Doors to the meeting will open at 9:30 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:
   (i) Proposal One: Election of Gilbert M. Grosvenor, Richard E. Marriott, and Harry J. Pearce, as directors, each for a term of three years expiring at the 2001 Annual Meeting of Shareholders;
   (ii) Proposal Two: Approval of the adoption of the Marriott International, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the reservation of 5 million shares of common stock, par value $0.01 per share, of the Company for issuance under the Stock Purchase Plan;
   (iii) Proposal Three: The retention of two classes of common stock as currently provided in the Company's Amended and Restated
         Certificate of Incorporation (the "Certificate of Incorporation")
         (if Proposal Three and Proposal Four are both approved, the Proposal receiving the greatest number of votes in favor will be adopted);

   (iv) Proposal Four: The retention of two classes of common stock as currently provided in the Company's Certificate of Incorporation, as well as an amendment to the Certificate of Incorporation to (i) reduce from 15% to 5% the amount of Class A common stock (ten votes per share) an investor may acquire after the spinoff of the Company, without requiring the investor to own at least the same percentage of common stock (one vote per share) acquired after the spinoff, and (ii) provide that all classes of common stock shall have one vote per share when voting on transactions with respect to which the Board of Directors has agreed or been ordered to waive, amend, or redeem the rights granted under, the Company's Rights Agreement (if Proposal Three and Proposal Four are both approved, the Proposal receiving the greatest number of votes in favor will be adopted);

   (v) Proposal Five: A shareholder proposal to adopt cumulative voting for the election of directors; and
   (vi) Proposal Six: A shareholder proposal with respect to certain attributes of individuals to be directors of the Company; and
  2.To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 27, 1998, will be en-titled to notice of and to vote at this meeting.

                                       /s/ W. David Mann
                                       -------------------------------------
                                       W. David Mann
                                       Secretary

                    PLEASE REFER TO THE OUTSIDE BACK COVER
             FOR INFORMATION ON PARKING AND PUBLIC TRANSPORTATION.

   EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED
                 PROXY CARD IN THE PREPAID ENVELOPE ENCLOSED.

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

                          MARRIOTT INTERNATIONAL, INC.

                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1998
INTRODUCTION

This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Marriott International, Inc., a Delaware corporation (the "Company" or "New Marriott"), which on March 27, 1998 changed its name from New Marriott MI, Inc., in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstand-ing shares of Common Stock, par value $0.01 per share, which are entitled to one vote per share ("MAR Common Stock") and the Company's outstanding shares of Class A Common Stock, par value $0.01 per share, which are entitled to ten votes per share ("MAR-A Common Stock" and together with the MAR Common Stock, the "Company Common Stock"), as of the close of business on March 27, 1998 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 20, 1998, at 10:30 a.m., in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1770 Jefferson Davis Highway, Arlington, Virginia, or at any adjournment or postponement thereof. This Proxy Statement, Notice of Meeting, and accompanying proxy card are first being mailed to the Company's shareholders on or about April 20, 1998.

The Company was incorporated on September 19, 1997, under the name New Marriott MI, Inc., as a wholly-owned subsidiary of Marriott International, Inc., a Dela-ware corporation incorporated in 1971 ("Old Marriott"). New Marriott was formed to own and operate, as a separate public company, the lodging (including time-share resort development and operation), senior living services and distribu-tion services businesses of Old Marriott. Following shareholder approval thereof at a special meeting held on March 17 and March 20, 1998 (the "Special Meeting"), on March 27, 1998 (the "Spinoff Date"), Old Marriott distributed to holders of outstanding shares of Old Marriott common stock, on a share-for-share basis, all of the issued and outstanding shares of New Marriott (the "Spinoff"). The Spinoff was effected by a stock dividend of one share of MAR Common Stock and one share of MAR-A Common Stock for each outstanding share of Old Marriott Common Stock held of record as of the close of business on March 27, 1998. Upon the consummation of the Spinoff, New Marriott changed its name to Marriott International, Inc. and became a separate, publicly held company. At the same time, Old Marriott changed its name to Sodexho Marriott Services, Inc. ("SMS"). Each incumbent director of Old Marriott became a director of New Marriott, and resigned as a director of Old Marriott (other than William J. Shaw, who will serve as Chairman of the SMS Board of Directors). These appoint-ments were ratified by shareholders of Old Marriott at the Special Meeting.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any ad-journment or postponement thereof. Such holders of shares of MAR Common Stock are entitled to one vote per share and such holders of MAR-A Common Stock are entitled to ten votes per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the votes represented by the shares of Company Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the shareholders at such meeting.

Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are repre-sented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of at least a majority of the voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals other than Proposals Three and Four, each of which requires the affirmative vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote thereon. Proposal Four also requires the affirmative vote of the holders of at least a majority of the outstanding shares of MAR Common Stock entitled to vote thereon, voting sepa-rately as a class, and the affirmative vote of the holders of at least a ma-jority of the outstanding shares of MAR-A Common Stock entitled to vote there-on, voting separately as a class. Separate class votes are required because Proposal Four may be deemed to adversely affect certain of the rights of each class of Company Common Stock. Abstentions will have the same effect as votes against the Proposals. Broker non-votes will have the same effect as votes against Proposals Three and Four, but they will be treated as not voted for purposes of determining approval of the other Proposals and will not be counted as votes for or against such other Proposals. The MAR Common Stock and MAR-A Common Stock vote together as a single class on all matters voted upon by the shareholders of the Company that do not otherwise require a separate class vote by law or under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

Proposal Three and Proposal Four are alternative proposals, although the Board recommends that shareholders vote FOR both Proposals. Proposal Three provides for the retention of the two classes of Company Common Stock in their present form and Proposal Four provides for the retention of the two classes of Com-pany Common Stock in a modified form. The Board believes that the retention of the two classes of Company Common Stock in either their present form or a mod-ified form is preferable to having only a single class of common stock out-standing. See "PROPOSAL THREE--RETENTION OF TWO CLASSES OF COMMON STOCK IN PRESENT FORM--Reasons for the Retention of the Dual Class Capitalization of the Company." VOTING FOR ONLY ONE OF PROPOSAL THREE AND PROPOSAL FOUR IN-CREASES THE POSSIBILITY THAT VOTES WILL BE "SPLIT" BETWEEN THE TWO PROPOSALS AND THAT, AS A RESULT, NEITHER OF THE TWO PROPOSALS WILL BE APPROVED.

If Proposal Three is approved and Proposal Four is not approved, then the two classes of common stock will be retained in their present form. If Proposal Four is approved and Proposal Three is not approved, then the two classes of common stock will be re-tained in a modified form. If Proposal Three and Proposal Four are both ap-proved, then the Proposal receiving the greatest number of affirmative votes of Company Common Stock voting together (and not as separate classes), will be adopted and the Proposal receiving fewer votes will be abandoned. If neither Proposal Three nor Proposal Four is approved, then the Board will take such action as may be necessary to cause all shares of Company Common Stock to have the same voting power by converting all MAR Common Stock into MAR-A Common Stock as expressly permitted by the Certificate of Incorporation. Such action will be taken as soon as practicable after the Annual Meeting. Thereafter, the Company will take all necessary steps to remove the dual class provisions from the Certificate of Incorporation and would refrain from issuing additional shares of MAR Common Stock in the future.

While all voting at the Annual Meeting will be on the basis of two classes of stock with different voting rights, since the record date for the Spinoff in which the Company Common Stock was received is the same as the Annual Meeting Record Date, the relative voting power of the shareholders entitled to vote at the Annual Meeting will be the same as if there were currently only one class of Company Common Stock.

As of the Annual Meeting Record Date, there were 127,807,364 shares of MAR Common Stock and 127,807,364 shares of MAR-A Common Stock outstanding and en-titled to vote at the Annual Meeting. The MAR Common Stock and MAR-A Common Stock are the only issued and outstanding classes of equity securities of the Company. Certain members of the Marriott family (including various trusts es-tablished by members of the Marriott family) in the aggregate beneficially own shares representing approximately 19.5% of the outstanding MAR Common Stock and approximately 19.5% of the outstanding MAR-A Common Stock, and have indi-cated their intention to vote their shares in accordance with the recommenda-tions of the Board as set forth herein with respect to the Proposals. All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instruc-tions indicated in such proxies. If no instructions are indicated for any of the Proposals, such proxies will be voted in accordance with the Board's rec-ommendations as set forth herein with respect to such Proposals.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy duly given pursuant to this solicitation may be revoked at any time before it is voted by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Prior to the date of the Annual Meeting, written notice to revoke a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355.

DIRECTORS


                J.W. Marriott, Jr.*  Mr. Marriott is Chairman of the Board and
                (Chairman of         Chief Executive Officer of the Company.
                the Board)           He joined Marriott Corporation in 1956
                Age: 66              and has been a member of the Board of
                                     Marriott Corporation/ Host Marriott
                                     Corporation/Marriott International since
                                     1964. He became President of Marriott
                                     Corporation in 1964, Chief Executive Of-
                                     ficer of Marriott Corporation in 1972 and
                                     Chairman of the Board of Marriott Corpo-
                                     ration in 1985. Mr. Marriott also is a
                                     director of Host Marriott Corporation,
                                     Host Marriott Services Corporation, Gen-
                                     eral Motors Corporation, and the U.S.-
                                     Russia Business Council. He serves on the
                                     Board of Trustees of the Mayo Foundation,
                                     National Geographic Society, and George-
                                     town University. He is on the President's
                                     Advisory Committee of the American Red
[PHOTO]                              Cross and the Executive Committee of the
                                     World Travel & Tourism Council, and is a
                                     member of the Business Council and the
                                     Business Roundtable. Mr. Marriott has
                                     served as Chief Executive Officer of the
                                     Company since its inception in 1997, and
                                     served as Chairman and Chief Executive
                                     Officer of Old Marriott from October 1993
                                     to March 1998. Mr. Marriott has served as
                                     a director of the Company since March
                                     1998 and is currently serving a three-
                                     year term expiring at the 1999 Annual
                                     Meeting of Shareholders.
-------------------------------------------------------------------------------

                Richard E. Marriott* Mr. Marriott is Chairman of the Board of
                Age: 59 Host Marriott Corporation. He is also Chairman of the Board of First Media Cor-poration and serves as a director of Host Marriott Services Corporation and Potomac Electric Power Company (PEPCO), and as a trustee of Gallaudet University, Polyne-sian Cultural Center, Primary Children's Medical Center, Boys and Girls Clubs of America SE Region, and The J. Willard Marriott Foundation. He also serves on the Board of Trustees of Federal City Council and Marriott Foundation for Peo-ple with Disabilities and the Advisory Committee for the International Hotel and Restaurant Association. Prior to 1993, Mr. Marriott served as an Executive Vice President and member of the Board of Di-rectors of Marriott Corporation. Mr.
[PHOTO]                              Marriott has been a director of Marriott
                                     Corporation/Host Marriott
                                     Corporation/Marriott International since
                                     1979, and is currently serving a three-
                                     year term expiring at the 1998 Annual
                                     Meeting of Shareholders.
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* Messrs. J.W. Marriott, Jr. and Richard E. Marriott are brothers.

                Henry Cheng          Dr. Cheng has served as Managing Director
                Kar-Shun             of New World Development Company Limited
                Age: 51              ("New World Development"), a publicly
                                     held Hong Kong real estate development
                                     and investment company since 1989. He is
                                     the Chairman of New World Infrastructure
                                     Limited and Tai Fook Group Limited and a
                                     director of HKR International Limited,
                                     all of which are publicly-held Hong Kong
                                     companies. Dr. Cheng serves as an execu-
                                     tive officer of Chow Tai Fook Enterprises
                                     Limited, a privately-held family company
                                     that controls New World Development. Dr.
                                     Cheng served as Chairman and Director of
                                     Renaissance Hotel Group N.V. from June
                                     1995 until its purchase by the Company in
                                     March 1997. He is Chairman of the Advi-
                                     sory Council for The Better Hong Kong
                                     Foundation. Dr. Cheng serves as a member
     [PHOTO]                         of the Services Promotion Strategy Group,
                                     a unit under the Hong Kong Financial
                                     Secretary's Office, and as a Committee
                                     Member of the Eighth Chinese People's Po-
                                     litical Consultative Committee of the
                                     People's Republic of China. Dr. Cheng has
                                     also served as a member of the Election
                                     Committee of the Hong Kong Special Admin-
                                     istrative Region. Dr. Cheng served as a
                                     director of Old Marriott from June 1997
                                     to March 1998, and has served as a direc-
                                     tor of the Company since March 1998. He
                                     is currently serving a term expiring at
                                     the 2000 Annual Meeting of Shareholders.
--------------------------------------------------------------------------------


                Gilbert M.           Mr. Grosvenor is Chairman of the Board of
                Grosvenor            the National Geographic Society (a pub-
                Age: 66              lisher of books and magazines and pro-
                                     ducer of television documentaries) and a
                                     director or trustee of Chevy Chase Fed-
                                     eral Savings Bank, Ethyl Corporation,
                                     B.F. Saul REIT and Saul Centers, Inc. He
                                     is on the Board of Visitors of the
                                     Nicholas School of the Environment of
                                     Duke University. Mr. Grosvenor served as
                                     a member of the Board of Directors of Old
                                     Marriott (and prior to October 1993 of
                                     Marriott Corporation) from 1987 to March
                                     1998, and has served as a director of the
                                     Company since March 1998. He is currently
                                     serving a three-year term expiring at the
                                     1998 Annual Meeting of Shareholders.
     [PHOTO]
--------------------------------------------------------------------------------

                Floretta Dukes       Dr. McKenzie is the founder, Chairwoman
                McKenzie             and Chief Executive Officer of The McKen-
                Age: 62              zie Group, Inc. (an educational consult-
                                     ing firm). She is also a director or
                                     trustee of Potomac Electric Power Company
                                     (PEPCO), National Geographic Society,
                                     Acacia Group, Group Hospitalization and
                                     Medical Services, Inc. (GHMSI), Howard
                                     University, White House Historical Asso-
                                     ciation, American Association of School
                                     Administrators Leadership of Learning
                                     Foundation, Lightspan Partnership, Inc.,
                                     Impact II-The Teachers Network, National
                                     School Board Foundation, Institute for
                                     Educational Leadership, Inc., Forum for
                                     the American School Superintendent, Har-
                                     vard Graduate School of Education Urban
                                     Superintendents Program and John Hopkins
                                     Leadership Development Program. From 1981
     [PHOTO]                            to 1988, she served as Superintendent of
                                     the District of Columbia Public Schools
                                     and Chief State School Officer. Dr. Mc-
                                     Kenzie served as a director of Old
                                     Marriott (and prior to October 1993 of
                                     Marriott Corporation) from 1992 to March
                                     1998, and has served as a director of the Company since March 1998. She is cur-rently serving a three- year term expir-ing at the 2000 Annual Meeting of Share-holders.

--------------------------------------------------------------------------------


                Harry J. Pearce      Mr. Pearce is Vice Chairman of the Board
                Age: 55              of General Motors Corporation (an automo-
                                     bile manufacturer) and a director of Gen-eral Motors Acceptance Corporation,
                                     Hughes Electronics Corporation, American
                                     Automobile Manufacturers Association, and
                                     MDU Resources Group, Inc. and is a member of the U.S. Air Force Academy's Board of
                                     Visitors. He also serves on the Board of Trustees of Howard University and is a member of Northwestern University School of Law's Dean's Advisory Council. Mr.
                                     Pearce served as a director of Old
                                     Marriott from 1995 to March 1998, and has served as a director of the Company since
                                     March 1998. He is currently serving a
                                     term expiring at the 1998 Annual Meeting of Shareholders.
     [PHOTO]

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                                       6

                W. Mitt Romney       Mr. Romney is a director, President and
                Age: 51              Chief Executive Officer of Bain Capital,
                                     Inc. (a private equity investment firm).
                                     He is also a director of The Sports Au-
                                     thority, Inc., and Staples, Inc. Mr. Rom-
                                     ney is a member of the Executive Board of
                                     the Boy Scouts of America and the boards
                                     of the National Points of Light Founda-
                                     tion and City Year. Mr. Romney served as
                                     a member of the Board of Directors of Old
                                     Marriott (and of Marriott Corporation
                                     prior to October 1993) from 1993 to March
                                     1998 and has served as a director of the
                                     Company since March 1998. He is currently
                                     serving a three-year term expiring at the
                                     1999 Annual Meeting of Shareholders.
     [PHOTO]
--------------------------------------------------------------------------------


                Roger W. Sant        Mr. Sant is Chairman of the Board and a
                Age: 66              co-founder of The AES Corporation (a
                                     global power company). He is also Chair-
                                     man of the Board of World Wildlife Fund
                                     (U.S.) and a member of the Board of World
                                     Resources Institute and Worldwide Fund
                                     for Nature. Mr. Sant served as a director
                                     of Old Marriott from 1993 to March 1998,
                                     and has served as a director of the Com-
                                     pany since March 1998. He is currently
                                     serving a three-year term expiring at the
                                     2000 Annual Meeting of Shareholders.
     [PHOTO]
--------------------------------------------------------------------------------

                William J. Shaw      Mr. Shaw has served as President and
                Age: 52              Chief Operating Officer of the Company
                                     since March 1997 (including service in
                                     the same capacity with Old Marriott until
                                     March 1998). Mr. Shaw joined Marriott
                                     Corporation in 1974, was elected Corpo-
                                     rate Controller in 1979 and a Vice Presi-
                                     dent in 1982. In 1986, Mr. Shaw was
                                     elected Senior Vice President--Finance
                                     and Treasurer of Marriott Corporation. He
                                     was elected Executive Vice President of
                                     Marriott Corporation and promoted to
                                     Chief Financial Officer in April 1988. In
                                     February 1992, he was elected President
                                     of the Marriott Service Group, which
                                     later became Old Marriott's Contract
                                     Service Group. Mr. Shaw was elected Exec-
                                     utive Vice President and President--
                                     Marriott Service Group in October 1993.
     [PHOTO]                         Mr. Shaw is also Chairman of the Board of
                                     Directors of Host Marriott Services Cor-
                                     poration and Sodexho Marriott Services,
                                     Inc. He also serves on the Board of
                                     Trustees of the University of Notre Dame,
                                     Loyola College in Maryland and the Subur-
                                     ban Hospital Foundation. Mr. Shaw has
                                     served as a director of Old Marriott (now
                                     called Sodexho Marriott Services, Inc.)
                                     since May 1997, and as a director of the
                                     Company since March 1998. He is currently
                                     serving for a term expiring at the 1999
                                     Annual Meeting of Shareholders.
-------------------------------------------------------------------------------


                Lawrence M.          Mr. Small is President, Chief Operating
                Small                Officer and a member of the Board of Di-
                Age: 56              rectors of Fannie Mae (a Congressionally
                                     chartered mortgage financing corpora-
                                     tion). Before joining Fannie Mae, Mr.
                                     Small was Vice Chairman and Chairman of
                                     the Executive Committee of the Boards of
                                     Directors of Citicorp/Citibank. He also
                                     serves as a director of The Chubb Corpo-
                                     ration, Chairman of the Financial Advi-
                                     sory Committee of Trans-Resources Inter-
                                     national, a member of the Board of Trust-
                                     ees of Morehouse College and New York
                                     University Medical Center, and a member
                                     of the U.S. Holocaust Memorial Council.
                                     Mr. Small served as a director of Old
                                     Marriott from 1995 to March 1998, and has
                                     served as a director of the Company since
                                     March 1998. He is currently serving a
     [PHOTO]                         term expiring at the 2000 Annual Meeting
                                     of Shareholders.
-------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the shares of Company Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission (the "SEC")) as of March 27, 1998, by each director of the Company, each nominee, each of the executive of-ficers named in the Summary Compensation Table included elsewhere herein, all directors and executive officers of the Company as a group, and beneficial holders of five percent (5%) or more of either class of outstanding Company Common Stock, immediately after giving effect to the issuance of one share of MAR Common Stock and one share of MAR-A Common Stock for each share of Old Marriott Common Stock outstanding on March 27, 1998 as a result of the Spin-off.

                                   COMMON STOCK                CLASS A COMMON STOCK
                          ------------------------------- -------------------------------
                                 AMOUNT          PERCENT         AMOUNT          PERCENT
   NAME                   BENEFICIALLY OWNED(1)  OF CLASS BENEFICIALLY OWNED(1)  OF CLASS
   ----                   ---------------------  -------- ---------------------  --------
DIRECTORS:
J.W. Marriott, Jr.......       13,408,336(2)(3)    10.5        13,408,336(2)(3)    10.5
Richard E. Marriott.....       12,953,970(2)(4)    10.1        12,953,970(2)(4)    10.1
Henry Cheng Kar-Shun....            1,300             *             1,300             *
Gilbert M. Grosvenor....            2,100             *             2,100             *
Floretta Dukes McKenzie.              435             *               435             *
Harry J. Pearce.........            5,000             *             5,000             *
W. Mitt Romney..........            5,000             *             5,000             *
Roger W. Sant...........           10,000             *            10,000             *
William J. Shaw.........          662,072(5)(7)       *           662,072(5)(7)       *
Lawrence M. Small.......           42,500(6)          *            42,500(6)          *
NAMED EXECUTIVE
 OFFICERS:
Joseph Ryan.............           62,846(5)(7)       *            62,846(5)(7)       *
Michael A. Stein........          111,335(5)(7)       *           111,335(5)(7)       *
William R. Tiefel.......          457,842(5)(7)       *           457,842(5)(7)       *
James M. Sullivan.......          146,048(5)(7)       *           146,048(5)(7)       *
ALL DIRECTORS, NOMINEES
 AND EXECUTIVE OFFICERS
 AS A GROUP (20
 INCLUDING THE
 FOREGOING).............       24,043,066(2)(8)    18.8        24,043,066(2)(8)    18.8

--------
 * Less than 1 percent.
(1) Based on the number of shares outstanding at, plus the number of shares acquirable by the specified person(s) within 60 days of, March 27, 1998. Reflects the issuance of stock options and restricted stock to replace previously outstanding options and restricted stock of Old Marriott in connection with the Spinoff. Share amounts reflect antidilution adjustments for the Spinoff in order to preserve the economic value of the securities previously held.
(2) Includes: 1,575,020 shares of each class held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children and 2,536,787 shares of each class owned by The J. Willard
    Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard
    E. Marriott, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. The shares included herein do not include: (i) 1,910,354 shares of each class owned and controlled by certain other members of the Marriott family, (ii) 1,667,385 shares of each class held by a charitable annuity trust, created by the will of J. Willard Marriott, in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and in which their mother is trustee, or (iii) 157,774 shares of each class held by the adult children of J.W. Marriott, Jr. and Richard E. Marriott, as trustees of 26 trusts established for the benefit of the grandchildren of J.W. Marriott, Jr. and Richard E. Marriott.
(3) Includes, in addition to the shares referred to in footnote (2): (i)
    885,328 shares of each class subject to options exercisable within 60 days, (ii) 402,430 shares of each class held as trustee of two trusts for the benefit of Richard E. Marriott, (iii) 68,426 shares of each class owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iv) 670,267 shares of each class owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co- trustee, (v) 23,329 shares of each class owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co- trustee, (vi) 80,000 shares of each class, owned by JWM Associates Limited Partnership, whose general partner is J.W.
    Marriott, Jr. and (vii) 2,707,590 shares of each class owned by Family Enterprises, whose general partner is a corporation in which J.W.
    Marriott, Jr. is a controlling shareholder.
(4) Includes, in addition to the shares referred to in footnote (2): (i)
    61,317 shares of each class subject to options exercisable within 60 days,
    (ii) 299,689 shares of each class held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (iii) 68,219 shares of each class owned by Richard E. Marriott's wife, (iv) 603,828 shares of each class owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (v) 2,302,729 shares of each class owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
(5) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: Mr. Ryan: 30,823 shares of each class; Mr. Stein: 16,513 shares of each class; Mr. Shaw:
    20,917 shares of each class; Mr. Tiefel: 2,202 shares of each class; and Mr. Sullivan: 12,110 shares of each class. Shares of restricted stock are voted by the holder thereof. See "Executive Compensation; Summary Compensation Table."
(6) Includes 2,000 shares of each class held by two trusts for the benefit of non-family members in which Mr. Small is trustee and 500 shares of each class held by Mr. Small as custodian for a non-family member minor child. Mr. Small disclaims beneficial ownership of all such shares.
(7) Includes shares subject to options exercisable within 60 days, as follows:
    Mr. Ryan: 23,392 shares of each class; Mr. Stein: 77,332 shares of each class; Mr. Shaw: 581,781 shares of each class; Mr. Tiefel: 394,643 shares of each class; and Mr. Sullivan: 119,028 shares of each class.
(8) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) would have beneficially owned an aggregate of 1,792,567 shares or 1.4 percent of each class of New Marriott Common Stock outstanding as of March 27, 1998, based on the number of shares of each class of Company Common Stock beneficially owned by such persons as of such date.
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors of Old Marriott, on which each current director of the Company served during 1997, met seven times in 1997. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served, other than Dr. Cheng.

The Board has appointed four standing committees: (i) Executive; (ii) Audit;
(iii) Compensation Policy; and (iv) Nominating and Corporate Governance. Com-mittee members of the Company held identical committee positions with Old Marriott during 1997 and until March 27, 1998.

The members of the Executive Committee are J.W. Marriott, Jr. (Chair) and Roger W. Sant. When the Board is not in session, this Committee is authorized to exercise all powers of the Board, subject to specific restrictions as to powers retained by the full Board. Retained powers include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolida-tions, sales or exchanges involving substantially all of the Company's assets, declarations of dividends, and issuances of stock. The Executive Committee of Old Marriott did not meet in 1997.

The members of the Audit Committee, none of whom are employees of the Company, are: W. Mitt Romney (Chair), Gilbert M. Grosvenor, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small. The Audit Committee meets with the Company's in-dependent auditors, management representatives and internal auditors. The Audit Committee recommends to the Board the appointment of independent auditors, approves the scope of audits and other services to be performed by the independent and in-ternal auditors, considers whether any circumstance, including the performance of any professional service, impairs the independence of the auditors, and re-views the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The in-dependent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee of Old Marriott met three times in 1997.

The members of the Compensation Policy Committee, none of whom are employees of the Company, are: Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Rom-ney, and Lawrence M. Small. The functions of this Committee include submitting recommendations on policies and procedures relating to senior officers' compen-sation and various employee stock plans, and approval of individual salary ad-justments, bonus payments, and stock awards in those areas. The Compensation Policy Committee of Old Marriott met five times in 1997.

The members of the Nominating and Corporate Governance Committee, none of whom are employees of the Company, are: Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie, and Harry J. Pearce. This Committee makes recommendations to the Board regarding corporate governance and considers nominees for election as di-rectors. The Committee utilizes the same procedure to consider nominees recom-mended by shareholders as is used to consider nominees recommended by any other source. In addition, the Committee fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candi-dates, compensation of directors, selection of committee chairs, committee as-signments, and related matters affecting the functioning of the Board. The Nom-inating and Corporate Governance Committee of Old Marriott met once in 1997.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional compensa-tion for service as directors. Directors who are not employees receive an an-nual retainer fee of $25,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting. The Chair of each Committee of the Board receives an additional annual fee of $1,000. Any individual director re-ceiving these fees may elect to defer payment of all or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the 1998 Comprehensive Stock and Cash Incentive Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small are currently participating in one or both of these plans. Under the Marriott International, Inc. 1995 Non-Employee Directors' Deferred Stock Com-pensation Plan, in 1997 each non-employee director received an annual director stock award of 250 shares and the following special one-time director stock awards: Mr. Grosvenor, Mr. Sant and Dr. McKenzie: 3,000 shares; Mr. Small and Mr. Pearce: 2,000 shares; Mr. Romney: 1,500 shares. For 1998 and subsequent years, annual director stock awards will be made under the Marriott Interna-tional, Inc. 1998 Comprehensive Stock and Cash Incentive Plan. The amount of such awards will be determined by the Board of Directors at a meeting preceding each annual meeting of shareholders with a value approximately equal to one-half of the annual retainer fee (or $12,500) as of the date of determination. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred when attending meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") re-quires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Re-porting Persons"), to file reports of beneficial ownership and changes in bene-ficial ownership of Company equity securities with the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such persons to file such reports on a timely basis during 1997. During 1997, the Company's directors were not subject to Section 16 (a) because the Company was during that period a wholly owned subsidiary of Old Marriott. During 1997, the Reporting Persons of Old Marriott were in compliance with these requirements, with the exception of one transaction not timely reported by Robert T. Pras and one transaction not timely reported by Edwin D. Fuller. These transactions have now been reported.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Compensation Policy Committee of Old Marriott was comprised of Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

J.W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, is an executive officer and director of General Motors Corporation.

EXECUTIVE COMPENSATION

The following tables on Executive Compensation (Table I--Summary Compensation Table, Table II--Stock Option Grants in Last Fiscal Year, and Table III--Aggre-gated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values) reflect awards denominated in Old Marriott Common Stock and do not re-flect redenomination of such awards into shares of New Marriott Common Stock as a result of the Spinoff. All awards were made under the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan or the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan (the "Old MI Plans"). In connec-tion with the Spinoff, the awards under the Old MI Plans were cancelled and substitute awards were granted under the Marriott International, Inc. 1998 Com-prehensive Stock and Cash Incentive Plan (the "MI Plan"). The substitute awards preserved (but did not increase or decrease) the economic value of the awards under the Old MI Plans.

SUMMARY COMPENSATION TABLE

Table I below sets forth a summary of the compensation paid by Old Marriott during the last three fiscal years to the Chief Executive Officer of Old Marriott and the five most highly compensated executive officers (other than the Chief Executive Officer) of Old Marriott as of January 2, 1998. The per-sons listed below hold the same positions with the Company as the positions they held with Old Marriott during 1997 and until March 27, 1998.

TABLE I

                                                   RESTRICTED  STOCK   ALL OTHER
                          FISCAL  SALARY    BONUS    STOCK    OPTIONS COMPENSATION
   NAME                    YEAR  (1)(2)($)   ($)   (3)(4)($)    (#)    (5)(6)($)
   ----                   ------ --------- ------- ---------- ------- ------------
J. W. Marriott, Jr. ....   1997   900,000  990,000   198,001  287,500    79,590
Chairman and Chief         1996   840,866  809,754   161,975   71,000    32,125
Executive Officer          1995   800,000  696,000   139,202  100,000     7,592
William J. Shaw.........   1997   618,846  556,961   111,410  195,000    24,009
President and Chief        1996   545,289  425,325    85,085   46,000    19,780
Operating Officer          1995   520,000  342,680   589,152   52,000    35,910
William R. Tiefel.......   1997   565,000  452,000    90,431  135,000    44,714
Executive Vice President   1996   545,289  393,699 1,175,020   46,000    40,323
and President--Marriott    1995   520,000  341,120   365,720   52,000    35,187
Lodging Group
Joseph Ryan.............   1997   400,000  320,000   741,766  100,000    12,493
Executive Vice President   1996   371,000  248,941    49,775   25,000     1,170
and General Counsel        1995   350,000  217,000    43,403   30,000   119,900
Michael A. Stein........   1997   400,000  320,000    63,966  100,000    29,761
Executive Vice President   1996   356,731  239,366    47,850   23,000    25,950
and Chief Financial        1995   325,000  201,500   572,792   25,000    21,126
Officer
James M. Sullivan.......   1997   400,000  320,000    63,966  100,000    29,684
Executive Vice
President--                1996   320,000  236,730    47,355   23,000    24,622
Lodging Development        1995   265,000  383,787   460,450   11,500    19,700

--------
(1) Fiscal year 1996 base salary earnings were for 53 weeks, all other fiscal year base salary earnings were for 52 weeks.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Old Marriott Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and Executive Deferred Compensation Plan (the "Deferred Plan").
(3) All awards of restricted stock noted in the above table for 1995, 1996 and 1997 were originally made under the Old MI Plans for 1995, 1996 and 1997 performance. Restricted stock awards granted by the Company are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividend payments and exercise voting rights with respect to such shares. Awards of deferred bonus stock were generally derived by dividing 20 percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Old Marriott Common Stock on the last trading day for the fiscal year. No voting rights or dividends are attributed to award shares until such awards are distributed. The individual executive may elect to denominate the awards as current or deferred. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests pro-rata in ten annual installments commencing one year after the award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 with 10 years of service with the Company, or has 20 years of service with the Company with Board approval.
(4) Total awards for each executive including awards reflected in the restricted stock column in the above table include the following for the named individual: (i) for Mr. Marriott 5,833 shares deferred bonus stock with a value of $399,910; (ii) for Mr. Shaw 15,651 shares deferred bonus stock, 27,000 shares restricted stock and 25,000 shares deferred contract stock with an aggregate value of $4,638,153; (iii) for Mr. Tiefel 66,569 shares deferred bonus stock, 2,000 shares restricted stock and 49,847 shares deferred contract stock with an aggregate value of $8,118,601; (iv) for Mr. Ryan 3,098 shares deferred bonus stock, 28,000 shares restricted stock and 10,000 shares deferred contract stock with an aggregate value of $2,817,679; (v) for Mr. Stein 5,977 shares deferred bonus stock, 15,000 shares restricted stock and 10,000 shares deferred contract stock with an aggregate value of $2,123,783; and (vi) for Mr. Sullivan 9,308 shares deferred bonus stock, 12,000 shares restricted stock, 10,000 shares deferred contract stock with an aggregate value of $2,146,476.
(5) Amounts included in "All Other Compensation" represent Company matching contributions made under one or both of the Profit Sharing Plan and the Deferred Plan. In 1997, for Mr. Marriott, $3,711 was attributable to the Profit Sharing Plan and $75,879 was attributable to the Deferred Plan; for Mr. Shaw, $2,082 was attributable to the Profit Sharing Plan and $21,926 was attributable to the Deferred Plan; for Mr. Tiefel, $3,711 was attributable to the Profit Sharing Plan and $41,003 was attributable to the Deferred Plan; for Mr. Ryan, $1,531 was attributable to the Profit Sharing Plan and $10,962 was attributable to the Deferred Plan; for Mr. Stein, $3,711 was attributable to the Profit Sharing Plan and $26,050 was attributable to the Deferred Plan; for Mr. Sullivan, $3,711 was attributable to the Profit Sharing Plan and $25,972 was attributable to the Deferred Plan.

(6) In 1996, Mr. J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott Common Stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the "1993 Plan"). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott entered into an arrangement to purchase life insurance policies for the benefit of a trust established by Mr. Marriott, which arrangement has been assigned to the Company. The cost of the life insurance policies to the Company will not exceed the projected after-tax cost Old Marriott expected to incur in connection with the payments under the Deferred Plan and the stock distributions under the 1993 Plan that were waived by Mr. Marriott.

STOCK OPTIONS

  Table II and Table III below set forth information regarding options to pur-chase Old Marriott Common Stock granted in fiscal 1997 under the Old MI Plans.

TABLE II

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                       % OF TOTAL STOCK
                         STOCK OPTIONS OPTIONS GRANTED  EXERCISE EXPIRATION  GRANT DATE
                            GRANTED    TO EMPLOYEES IN   PRICE      DATE    PRESENT VALUE
NAME                        (1)(#)       FISCAL YEAR     ($/SH)    (2)(3)      (4)($)
----                     ------------- ---------------- -------- ---------- -------------
J. W. Marriott, Jr. ....    225,000          6.5         54.188   02/06/07    4,155,750
                             62,500          1.8        67.7813   11/06/12    1,470,000
William J. Shaw.........    150,000          4.3         54.188   02/06/07    2,770,500
                             45,000          1.3        67.7813   11/06/12    1,058,400
William R. Tiefel.......    100,000          2.9         54.188   02/06/07    1,847,000
                             35,000          1.0        67.7813   11/06/12      823,200
Joseph Ryan.............     80,000          2.3         54.188   02/06/07    1,477,600
                             20,000          0.6        67.7813   11/06/12      470,400
Michael A. Stein........     80,000          2.3         54.188   02/06/07    1,477,600
                             20,000          0.6        67.7813   11/06/12      470,400
James M. Sullivan.......     80,000          2.3         54.188   02/06/07    1,477,600
                             20,000          0.6        67.7813   11/06/12      470,400

--------
(1) Under the Old MI Plans, the Company was entitled to grant to eligible employees stock options either on a non-qualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. All options granted to Company employees in 1997 were non-qualified options and totaled 3,449,975 shares.
(2) All options granted except for the supplemental options granted on February 6, 1997, vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 15-year term. Except as set forth in the succeeding sentence, if an optionee ceases to be an employee, other than by reason of death, while holding an exercisable option, the option will generally terminate if not exercised within three months of termination of employment. Options held by optionees who retire and meet certain retirement provisions of the Old MI Plan (retirement approved by the Compensation Policy Committee of the Board of Directors and either age 55 with 10 years of service, or 20 years of service) will not expire until the earlier of (i) the expiration of the option in accordance with its original term or (ii) one year from the date on which the option granted latest in time to the optionee has fully vested. Options are not transferable except that if an optionee dies while an employee of the Company more than one year from the date the option was granted, a legatee may exercise the remaining options at any time up to one year after the date of death of the employee.
(3) The options granted on February 6, 1997 will vest in full at the end of eight years on the anniversary date of the grant and may vest earlier at the end of three, four or five years if certain stock price appreciation goals are achieved.
(4) The Black-Scholes option pricing model was used to estimate the present value of the options at the date of the grant. The material assumptions and adjustments used in estimating the value of the options include: a 10-year option term for the February grant and a 15-year option term for the November grant, an exercise price of $54.188 for the options issued in February and $67.7813 for the options issued in November, expected volatility of 23.97%, an annual dividend of $0.35, a risk free interest rate of 6.15%, an expected life of 7.15 years and a 13.3% reduction to reflect the probability of forfeiture due to termination prior to vesting. These inputs resulted in an $18.47 per share option value for the February grant and a $23.52 per share option value for the November grant.

TABLE III

               AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF           VALUE OF UNEXERCISED
                                                           SHARES UNDERLYING           IN-THE-MONEY
                                   SHARES                 UNEXERCISED OPTIONS          STOCK OPTIONS
                                  ACQUIRED     VALUE    AT FISCAL YEAR END (#)     AT FISCAL YEAR END(3)
                         COMPANY ON EXERCISE REALIZED  ------------------------- -------------------------
NAME                     (1)(2)      (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------- ----------- --------- ----------- ------------- ----------- -------------
J.W. Marriott, Jr. .....     MI         0            0    954,250     413,250    45,379,937    6,470,336
                            HMC         0            0    810,447           0    12,671,964            0
                          TOTAL         0            0  1,764,697     413,250    58,051,901    6,470,336
William J. Shaw.........     MI    20,000      952,066    528,500     269,500    25,707,664    4,032,905
                            HMC    22,389      364,950    439,927           0     7,033,999            0
                          TOTAL    42,389    1,317,016    968,427     269,500    32,741,663    4,032,905
William R. Tiefel.......     MI    30,000    1,314,617    358,500     209,500    17,291,480    3,306,518
                            HMC     9,795      150,171    283,211           0     45,81,072            0
                          TOTAL    39,795    1,464,788    641,711     209,500    21,872,552    3,306,518
Joseph Ryan.............     MI    25,000    1,208,600     33,750     146,250     1,068,972    2,406,150
                            HMC         0            0          0           0             0            0
                          TOTAL    25,000    1,208,600     33,750     146,250     1,068,972    2,406,150
Michael A. Stein........     MI    20,400    1,105,086     70,250     137,250     2,612,242    2,090,397
                            HMC    14,386      288,409          0           0             0            0
                          TOTAL    34,786    1,393,495     70,250     137,250     2,612,242    2,090,397
James M. Sullivan.......     MI     4,700      165,830    108,125     126,375     5,160,066    1,715,963
                            HMC         0            0     13,154           0       213,072            0
                          TOTAL     4,700      165,830    121,279     126,375     5,373,138    1,715,963

--------
(1) "MI" represents options to purchase Old Marriott Common Stock. "HMC" represents options to purchase Host Marriott Corporation Common Stock.
(2) In connection with the distribution of all of Old Marriott's outstanding common stock on a share-for-share basis to shareholders of Marriott Corporation (now Host Marriott Corporation) ("Host Marriott") in October 1993 (the "October 1993 Distribution") and pursuant to the Marriott Corporation Employee Stock Option Plan, all Marriott Corporation options were adjusted to reflect the October 1993 Distribution. Each nonqualified Marriott Corporation option was "split" by (i) adjusting the price at which the Marriott Corporation option (as adjusted, a "Host Marriott Corporation Option") was exercisable for common stock of Host Marriott Corporation and (ii) providing the holder thereof with an option to purchase an identical number of shares of Old Marriott Common Stock (each, an "Old Marriott Option"). The exercise price of the Old Marriott Option was set, and the exercise price of the corresponding Host Marriott Corporation Option was adjusted, so as to equal, in the aggregate, the exercise price of the Marriott Corporation option prior to the October 1993 Distribution. Accordingly, these adjustments merely preserved, and did not increase or decrease, the economic value of the outstanding Marriott Corporation option prior to the October 1993 Distribution. In December of 1995, in connection with the distribution of all of Host Marriott Services Corporation's outstanding common stock on a share-for-share basis to shareholders of Host Marriott Corporation (the "Host Marriott Services Distribution") and pursuant to the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan, all Host Marriott Corporation Options were adjusted to reflect the Host Marriott Services Distribution. The Host Marriott Services Distribution resulted in a lower option price and greater number of options in Host Marriott Corporation for all Old Marriott employees with outstanding options in Host Marriott Corporation. The exercise price was set, and the price of the Host Marriott Corporation Options were adjusted, so as to preserve (but not increase or decrease) the economic value of each Host Marriott Corporation Option immediately prior to the Host Marriott Services Distribution.
(3) Based on a per share price for Old Marriott Common Stock of $68.56 and a per share price for Host Marriott Corporation Common Stock of $19.21. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on January 2, 1998.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee (the "Committee") is responsible for estab-lishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive of-ficers. The principles include building a strong relationship between share-holder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times dur-ing 1997. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

COMPENSATION PHILOSOPHY AND PROGRAMS

In administering senior executive officer compensation, the Committee's objec-tive is to establish a total pay program for the Company which appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior Human Resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation targets, the Committee uses data provided by the Company which is obtained from independent consultants. The data reflects compensation practices with compa-nies of approximately Marriott's size (the comparator group) who participate in a variety of compensation surveys. The Committee believes that targeting com-pensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. Target cash compensation levels (base salary range midpoint plus target bonus) are established at the median level of cash compensation for the comparator group. Long-term incentive levels are es-tablished based on the average of three-year median long-term incentive values for the comparator group. Companies in the comparator group may be included in the Standard & Poor's Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparator group is not made up exclu-sively of companies used in that Index. As the Company also recruits senior ex-ecutives from outside the hospitality industry, the Committee believes that the broad-based comparator group is a more appropriate basis for comparison.

BASE SALARY

The Company has an executive compensation salary structure approved by the Com-mittee, which includes salary ranges established around a salary grade mid-point. Each position's salary grade range and target bonus opportunity are es-tablished based on the median level of total cash compensation for similar po-sitions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, ex-perience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Com-pany, and individual performance over the prior year. Merit increase guidelines are established based on survey information of annual salary increase budgets for the comparator group, along with an assessment of the Company's labor costs for management employees.

ANNUAL CASH INCENTIVES

Old Marriott established the 1994 Executive Officer Incentive Plan, which is focused on financial objectives, and the 1994 Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives. The plans governed certain cash incentive arrangements in place for 1997. Under each plan, goals and ob-jectives were established for a minimum level, a target level, and a maximum level of performance. Actual performance was measured relative to these levels for each objective in order to determine the actual payout. For each objective, no payment was made if performance failed to meet the minimum level for that objective.

The 1997 incentive plans for the Chief Executive Officer and other senior exec-utive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

STOCK INCENTIVES

The Company provides intermediate and long-term incentives through the MI Plan (for 1997, Old Marriott provided these incentives through the Old MI Plan). The Committee believes that stock ownership by senior executive management is es-sential for aligning management's interest with that of shareholders. Through deferred bonus stock awards, approximately 3,000 managers, including the Chief Executive Officer and other senior executive officers, receive an award of shares equal to 20% of their annual cash bonus. The award is distributed rata-bly over a ten year period, or at retirement if so elected by certain levels of management, and is contingent upon continued employment.

In addition to deferred bonus stock awards, the Company also makes grants of stock options under the MI Plan. Stock options are the primary long-term incen-tive of the Company. The number of shares subject to options granted to each executive officer is related to a guideline number of shares which is estab-lished for each eligible salary grade level based on the survey data described above. The Committee establishes a range of share awards around the guideline award, and individual awards are determined based on a subjective assessment of individual performance, contribution and potential. Under the terms of the MI Plan, awards of restricted stock and deferred contract stock are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment in-ducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND REPORTED EXECUTIVE
OFFICERS

The salaries for Mr. Marriott and all other executive officers were reviewed by the Committee in November, 1996. Mr. Marriott received an increase in base pay on January 4, 1997 of 9.1%, which resulted in his annual pay rate increasing to $900,000. This salary is below the median for the survey group. The other five named executive officers received base salary increases ranging from 5.6% to 14.3% which were effective January 4, 1997. As a group, the other named senior executive officers have base salaries which approximate the median of the sur-vey group.

Under the 1994 Executive Officer Incentive Plan, Mr. Marriott's annual incen-tive opportunity as a percentage of base salary was 55% based on attaining a corporate cash flow objective and 22% related to earnings per share. Under the 1994 Executive Officer Individual Performance Plan, Mr. Marriott's annual incentive opportunity as a percentage of base salary was 22% related to individual objectives and 11% related to customer satisfaction. In 1997, Old Marriott exceeded the maximum level of performance for the cash flow objective and performance for earnings per share was at the maximum level of performance. Mr. Marriott accomplished all of his individual objectives and performance for customer satisfaction was above the maximum level. The aggregate target level of bonus award for Mr. Marriott was 80% and the maximum level of bonus award was equal to 110% of eligible fiscal year salary. The total award payout of $990,000 corresponded to 110% of salary. Mr. Marriott's annual cash incentive payout was below the median for the comparator group. From a total cash compen-sation perspective, his annual compensation, including base salary and bonus compensation, is below the median for the comparator group. In addition, Mr. Marriott received 2,888 shares of deferred bonus stock which was equal to 20% of his bonus. Mr. Marriott has elected to receive his deferred bonus stock shares after retirement.

The other named senior executive officers were also participants in the 1994 Executive Officer Incentive Plan and the 1994 Executive Officer Individual Per-formance Plan. Measures utilized included Old Marriott and, in some cases, business group cash flow, customer satisfaction, lodging rooms growth objec-tives and individual objectives. The aggregate target payouts for other named executives were set at 50% to 60% of salary and the maximum aggregate payouts from 80% to 90% of salary. Actual total award payouts for 1997 ranged from 80% to 90% of salary.

In 1997, two stock option grants were made to Mr. Marriott and the other named executive officers. A special supplemental grant was made in February to Mr. Marriott of options to acquire 225,000 shares that will vest at the end of eight years. The option grant may vest earlier at the end of year three, four or five if the Company's stock price appreciation is at the 75th percentile of the Standard and Poor's 500 Index. The other named executive officers received a similar supplemental grant of options to acquire shares ranging from 80,000 to 150,000 shares. The primary objective of these grants is to focus executive management on opportunities for significant stock price appreciation. If the stock price goals are achieved, the total compensation paid to the senior man-agement team would approximate the 75th percentile. It is the committee's be-lief that shareholder value would increase substantially and that overall exec-utive compensation paid at the 75th percentile is appropriate.

In addition, Mr. Marriott received a grant of options to acquire 62,500 shares in November which vest over four years. This grant, as well as similar grants to the other named executive officers, were all at the guideline level estab-lished for their specific salary grade.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1994 Executive Officer Incentive Plan satisfies the requirements for exemp-tion under the Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive payment for Mr. Marriott and all other named executive officers.

Although the 1994 Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance based compensation, it is the belief of the Compensation Policy Committee that incentives for perfor-mance relative to certain Company objectives, such as personnel planning, cus-tomer satisfaction and other non-financial business requirements, are relevant and appropriate. For 1997, the annual salary plus the bonus paid under the 1994 Executive Officer Individual Performance Plan for Mr. Marriott and the other named executive officers were in each case less than one million dollars after amounts deferred into the Deferred Plan. The Committee reserves the right to pay non-deductible compensation if it believes to do so is in the best interest of the shareholders and the Company. The stock option awards made under the terms of the Old MI Plan are exempt as performance based compensation for pur-poses of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

SUMMARY

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and fos-ter a shareholder perspective in management. The Committee feels that the awards made in 1997 were competitive and appropriate, and serve shareholders' long-term interest.

Members Of The Compensation Policy Committee

Floretta Dukes McKenzie, Chair
Roger W. Sant
W. Mitt Romney
Lawrence M. Small

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on Old Marriott's Common Stock against the cumulative total returns of the Stan-dard & Poor's Corporation Composite 500 Index (the "S&P 500 Index") and the Standard and Poor's Corporation Lodging-Hotels Composite Index (the "S&P Lodg-ing-Hotels Index") over the period commencing October 1, 1993 (the initial trading date for the Old Marriott Common Stock) and ending January 2, 1998. Comparable data does not exist for the Company, which became a public company on March 27, 1998 and has had only a brief trading history. The graph assumes an initial investment of $100 on October 1, 1993, and reinvestment of divi-dends.

The Company believes the information provided has only limited relevance to an understanding of Old Marriott's compensation policies during the indicated pe-riods and does not reflect all matters appropriately considered by Old Marriott in developing its compensation strategy.


       -----------------------------------------------------------------
               COMPARISON OF SHAREHOLDER RETURNS AMONG MARRIOTT
       INTERNATIONAL, THE S&P 500 INDEX AND THE S&P LODGING-HOTELS INDEX
       -----------------------------------------------------------------

                             [GRAPH APPEARS HERE]

                               10/1/93    12/31/93    12/30/94    12/29/95     1/3/97    1/2/98
                             ------------------------------------------------------------------
Marriott International, Inc.     100       112.1       109.8       150.5       217.8     271.5
S&P Lodging-Hotels Index         100       105.0        93.3       110.3       131.4     181.3
S&P 500 Index                    100       102.3       103.6      142.53       175.3     228.5

CERTAIN TRANSACTIONS

JWM Family Enterprises, L.P. ("Family Enterprises"), a Delaware limited part-nership owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of the Company, and members of his immediate family, owns a 216-room Courtyard Hotel in Long Beach, California, a 120-room Residence Inn in San Antonio, Texas and a 468-room Fairfield Inn in Anaheim, California. Subsidiaries of the Com-pany operate the three properties pursuant to management agreements with Family Enterprises. For 1997, the Company received management fees totaling $878,183 for these properties, plus reimbursement of certain expenses. The Company also received payments in 1997 of $54,647 from Family Enterprises related to fur-nishings and supplies for the Anaheim and Long Beach Hotels.

McIntosh Mill Ltd. ("McIntosh Mill"), a Utah limited partnership in which Rich-ard E. Marriott, a director of the Company, has a 40 percent limited partner-ship interest, is party to an agreement with Marriott Ownership Resorts, Inc. ("MORI"), a subsidiary of the Company, under which MORI purchased land in Park City, Utah from McIntosh Mill on which MORI is constructing a mixed-use, multi-phase development. The terms of the Agreement call for McIntosh Mill to pur-chase from MORI the commercial condominium units for a cash purchase price cal-culated as the pro rata share of the development and construction costs of the project allocable to the commercial units less (i) the value of the land allo-cated to the residential condominium units retained by MORI for its time share resort, and (ii) an agreed upon development fee earned by McIntosh Mill. Con-struction of all phases was completed in 1997 and the cash portion of the pur-chase price for the commercial space payable to MORI is approximately $3.95 million. MORI has secured payment of these amounts by purchase money mortgages on the commercial condominium units until McIntosh Mill obtains long term mort-gage financing which is expected to be arranged in 1998.

On March 29, 1997, the Company acquired substantially all of the outstanding common stock of Renaissance Hotel Group N.V. ("RHG"), an operator and fran-chisor of 150 hotels in 38 countries, for approximately $1 billion. Dr. Henry Cheng Kar-Shun, a director of the Company, together with members of the Cheng family, beneficially owned approximately 60 percent of the RHG shares acquired by the Company, and Dr. Cheng became a director of the Company in connection with the RHG acquisition. RHG operates 87 hotels in which affiliates of Dr. Cheng and members of the Cheng family have a direct or indirect ownership or leasehold interest. New World Development, for which Dr. Cheng serves as Manag-ing Director and which is 35.3 percent owned by Dr. Cheng and members of the Cheng family, its affiliates or affiliates of Dr. Cheng have indemnified RHG, its subsidiaries and the Company for certain lease, debt, guarantee and other obligations in connection with the formation of RHG as a hotel management com-pany in 1995.

RELATIONSHIP BETWEEN THE COMPANY AND HOST MARRIOTT

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate fam-ily members beneficially own approximately 6.5 percent and 6.5 percent, respec-tively, of the common stock of Host Marriott Corporation ("Host Marriott"). Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

The Company and Host Marriott are or have been party to agreements which pro-vide, among other things, for the Company to (i) manage lodging properties owned or leased by Host Marriott (the "Host Marriott Lodging Management Agreements"),
(ii) manage senior living communities owned by Host Marriott (the "Host Marriott Senior Living Management Agreements"), (iii) advance up to $225 mil-lion to Host Marriott under a line of credit (the "Host Marriott Credit Agree-ment"), (iv) guarantee Host Marriott's performance in connection with certain loans or other obligations (the "Company Guarantees") and (v) provide Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building (the "Services Agreements"). The Company has the right to purchase up to 20 percent of the voting stock of Host Marriott if certain events involving a change of control of Host Marriott occur. These agreements were assigned from Old Marriott to the Company upon completion of the Spinoff.

The Host Marriott Lodging Management Agreements provide for the Company to man-age Marriott hotels, Courtyard hotels and Residence Inns owned or leased by Host Marriott. Each Host Marriott Lodging Management Agreement, when entered into, reflects market terms and conditions and is substantially similar to the terms of management agreements with third-party owners regarding lodging facil-ities of a similar type. The Company recognized sales of $2,302 million and op-erating profit (before corporate expenses and interest) of $140 million during 1997, from the lodging properties owned or leased by Host Marriott. Addition-ally, Host Marriott is a general partner in several unconsolidated partnerships that own lodging properties operated by the Company under long-term agreements. The Company recognized sales of $1,513 million and operating profit (before corporate expenses and interest) of $122 million in 1997, from the lodging properties owned by these unconsolidated partnerships. The Company also leases land to certain of these partnerships and recognized land rent income of $23 million in 1997.

In June 1997, the Company sold to Host Marriott all of the issued and outstand-ing stock of Forum Group, Inc. which owns or leases 29 senior living communi-ties, for aggregate consideration of approximately $550 million, comprised of cash, notes from Host Marriott, the Company's share of outstanding debt of Fo-rum Group, and approximately $87 million to be received as expansions as cer-tain communities are completed. Marriott Senior Living Services, Inc., a sub-sidiary of the Company, manages these communities under the Host Marriott Se-nior Living Management Agreements. Each Host Marriott Senior Living Management Agreement reflects market terms and conditions and is substantially similar to the terms of management agreements with third-party owners regarding senior living facilities of a similar type. The Company recognized sales of $126 mil-lion and operating profit (before corporate expenses and interest) of $1 mil-lion under these agreements during 1997.

On June 19, 1997, the $225 million secured credit facility under the Host Marriott Credit Agreement was terminated by mutual consent. Under the Host Marriott Credit Agreement, interest on outstanding balances up to $112.5 mil-lion accrued at LIBOR plus 3 percent; interest on outstanding balances from $112.5 million to $225 million accrued at LIBOR plus 4 percent. The Company has provided, and may in the future provide, financing to Host Marriott for a por-tion of the cost of acquiring properties to be operated or franchised by the Company, including notes received as partial consideration for Host Marriott's purchase of Forum Group, Inc. The outstanding principal amount of these loans was $135 million at January 2, 1998, and the

Company recognized $9 million in 1997 in interest and fee income under these credit agreements with Host Marriott.

Under the Company Guarantees, the Company has guaranteed Host Marriott's per-formance to lenders and other third parties. These guarantees were limited to $107 million at January 2, 1998. No payments have been made by the Company pur-suant to these guarantees.

The Company also provides certain administrative services to Host Marriott (in-cluding the services provided to Host Marriott Services prior to the Host Marriott Services Distribution) for which the Company was paid approximately $17 million in 1997, including reimbursements, pursuant to the Services Agree-ments.

In December 1997, Host Marriott completed its acquisition of the Leisure Park at Lakewood, New Jersey senior living community, purchasing all but one percent of the Company's 50 percent interest for approximately $8.65 million in cash and notes. In 1997, the Company's subsidiary that manages this facility re-ceived management fees of $919,665 from the partnership.

RELATIONSHIP BETWEEN THE COMPANY AND HOST MARRIOTT SERVICES

Until December 29, 1995, Host Marriott Services Corporation ("Host Marriott Services") was a wholly owned subsidiary of Host Marriott. On that date, Host Marriott separated the Host Marriott Services businesses from its other busi-nesses through the Host Marriott Services Distribution to holders of outstand-ing shares of Host Marriott common stock of one share of Host Marriott Services common stock for each five shares of Host Marriott common stock. Upon the con-summation of the Host Marriott Services Distribution, Host Marriott Services became a separate, publicly held company.

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate fam-ily members beneficially own approximately 6.9 percent and 6.8 percent, respec-tively, of the common stock of Host Marriott Services. William J. Shaw, Presi-dent and Chief Operating Officer and a Director of the Company, is the Chairman of the Board of Host Marriott Services, and J.W. Marriott, Jr. and Richard E. Marriott are directors of Host Marriott Services.

In connection with the Host Marriott Services Distribution, the Company and Host Marriott Services entered into service agreements that are similar to the Services Agreements, and in some cases Host Marriott has assigned to Host Marriott Services, and Host Marriott Services has assumed, the applicable Serv-ices Agreements. The Company received payments aggregating approximately $10 million in 1997, including reimbursements, pursuant to these agreements. In ad-dition, the Company provides and distributes food and supplies to Host Marriott Services, for which the Company charged $80 million in 1997.

                           PROPOSAL ONE--ELECTION OF
                                   DIRECTORS

The Certificate of Incorporation classifies the Board into three classes. Each director serves for a term of three years. Alice S. Marriott and Sterling D. Colton each hold the title of director emeritus.

The terms of office of Gilbert M. Grosvenor, Richard E. Marriott, and Harry J. Pearce expire at the 1998 Annual Meeting of Shareholders. The Board, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated and recommends the re-election of Messrs. Grosvenor, Marriott, and Pearce, each for a three-year term as director ex-piring at the 2001 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the re-election of Messrs. Grosvenor, Marriott, and Pearce.

If elected, Messrs. Grosvenor, Marriott, and Pearce have consented to serve as directors for a term of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth under the section herein entitled "Directors." Although it is not contem-plated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board.

VOTE REQUIRED

Election of the nominees is subject to the affirmative vote of the holders of at least a majority of the voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR RE-ELECTION OF GILBERT M. GROSVENOR, RICHARD E. MARRIOTT, AND HARRY J. PEARCE AS DIRECTORS OF THE COMPANY.

PROPOSAL TWO--APPROVAL OF THE ADOPTION OF THE MARRIOTT INTERNATIONAL, INC. 1998
   EMPLOYEE STOCK PURCHASE PLAN AND THE RESERVATION OF FIVE MILLION SHARES OF
                COMPANY COMMON STOCK FOR ISSUANCE UNDER THE PLAN

Prior to the Spinoff, Old Marriott maintained the Old Marriott 1993 Employee Stock Purchase Plan. Subject to shareholder approval, the Board has adopted the Marriott International, Inc. 1998 Employee Stock Purchase Plan (the "Stock Pur-chase Plan"), which is substantially similar to the Old Marriott plan. Attached as Appendix A is a copy of the Stock Purchase Plan.

Subject to approval by the shareholders, the Board has authorized an aggregate of five million shares of MAR Common Stock for issuance under the Stock Pur-chase Plan. In the event that the MAR Common Stock is converted into MAR-A Com-mon Stock, or the MAR Common Stock and MAR-A Common Stock are combined into a single class of common stock, the Stock Purchase Plan and shares reserved for issuance thereunder will apply to the class of common stock into which the MAR Common Stock is converted or combined, as the case may be.

If the shareholders approve the Stock Purchase Plan, all active, non-temporary employees of the Company and participating subsidiaries on May 1, 1998 (with the limited exception of those holding 5% or more of the outstanding shares of the Company) will be eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. If continued in subsequent years, all active, non-temporary em-ployees of the Company and participating subsidiaries on the first business day of January of each year (with the limited exception of those holding 5% or more of the outstanding shares of the Company) will be eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. Non-employee directors will not be eligible to participate. The plan will provide employees with an opportunity, through payroll deductions, to purchase MAR Common Stock and thereby increase their interest in the Company's growth and success.

For the 1998 plan year of the Stock Purchase Plan, participants will be able to contribute between 5% and 15% of their base pay to purchase shares of MAR Common Stock at a price per share equal to the lower of (i) 100% of its fair market value on May 21, 1998 or (ii) 100% of its fair market value on the last business day of January, 1999. If continued in subsequent years, participants will be able to contribute between 5% and 10% of their base pay to purchase shares of MAR Common Stock at a price per share equal to lower of (i) 100% of its fair market value on the first business day of January or (ii) 100% of its fair market value on the last business day of the subsequent January. Partici-pants may withdraw at any time and receive a refund of their contributions. No participant will be able to purchase shares of MAR Common Stock in any one year having a fair market value on the first day of the plan year in excess of $25,000.

The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As such, the purchase of shares under the Stock Purchase Plan will not result in taxable income to the employee or a deduction to the Company at the time of purchase. If the employee sells any shares acquired under the Stock Purchase Plan (or transfers them by gift) within two years after the date the purchase price is initially fixed for each year (the date of option grant) or within one year after the shares are purchased, there will be a disqualifying dispo-sition and the employee will realize ordinary income. The Company will have a corresponding tax deduction at the time of the transfer equal to the differ-ence between the employee's purchase price for the shares and their fair mar-ket value on the date of purchase. Any gain in excess of that ordinary income will be short-term capital gain. If an employee disposes of shares acquired under the Stock Purchase Plan other than in a disqualifying disposition, the employee realizes a long term capital gain (or loss) equal to the difference between the employee's purchase price for the shares and their fair market value on the date of disposition.

VOTE REQUIRED

Approval of the adoption of the Stock Purchase Plan and the reservation of five million shares of MAR Common Stock for issuance under the Stock Purchase Plan is subject to the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE STOCK PURCHASE PLAN AND THE RESERVATION OF FIVE MILLION SHARES OF MAR COMMON STOCK FOR ISSUANCE UNDER THE STOCK PURCHASE PLAN.

  PROPOSALS THREE AND FOUR--PROPOSALS RELATING TO TWO CLASSES OF COMMON STOCK

The two classes of Company Common Stock (together, the "Dual Class Capitaliza-tion") were adopted by Company shareholders as part of a proposal to approve the Spinoff and a related transaction with Sodexho Alliance, S.A. That pro-posal was presented to shareholders in a Proxy Statement of Old Marriott, dated February 12, 1998 in connection with the Special Meeting held on March 17 and March 20, 1998. Old Marriott received strong shareholder support for the Spinoff and related transaction. In response to the concerns of certain shareholders, Old Marriott announced on March 16 that in the event the Spinoff
was approved at the Special Meeting, the Com     -
pany would include in this Annual Meeting Proxy Statement a separate and inde-pendent proposal on whether the Dual Class Capitalization should be retained.

Proposals Three and Four offer shareholders two alternative proposals relating to the two classes of common stock. Proposal Three provides for the retention in the Certificate of Incorporation of the two classes of common stock: MAR Common Stock, with one vote per share and MAR-A Common Stock, with ten votes per share, as currently provided in the Certificate of Incorporation. Attached hereto as Appendix B is a description of the rights, powers and preferences of the two classes of Company Common Stock. In response to the concerns of certain shareholders, Proposal Four provides for the retention of the two classes of Company Common Stock in a modified form (the "Modified Dual Class Capitaliza-tion"). Proposals Three and Four are described separately below.

SHAREHOLDERS ARE ENTITLED TO VOTE FOR OR AGAINST EITHER OR BOTH OF PROPOSALS THREE AND FOUR AND ARE NOT REQUIRED TO CHOOSE BETWEEN THEM. THE BOARD BELIEVES THAT THE RETENTION OF THE TWO CLASSES OF COMPANY COMMON STOCK IN EITHER THEIR PRESENT FORM OR A MODIFIED FORM IS PREFERABLE TO HAVING ONLY A SINGLE CLASS OF COMMON STOCK OUTSTANDING AND AVAILABLE FOR ISSUANCE, WHICH WOULD BE THE RESULT IF NEITHER PROPOSAL THREE NOR PROPOSAL FOUR IS ADOPTED. VOTING FOR ONLY ONE OF PROPOSAL THREE AND PROPOSAL FOUR INCREASES THE POSSIBILITY THAT VOTES WILL BE "SPLIT" BETWEEN THE TWO PROPOSALS AND THAT, AS A RESULT, NEITHER OF THE TWO PROPOSALS WILL BE APPROVED. ACCORDINGLY, TO ENSURE THAT THE TWO CLASSES OF COMPANY COMMON STOCK ARE RETAINED, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOTH PROPOSAL THREE AND PROPOSAL FOUR.

    PROPOSAL THREE--RETENTION OF TWO CLASSES OF COMMON STOCK IN PRESENT FORM

Proposal Three provides for the retention in the Certificate of Incorporation of two classes of common stock: MAR Common Stock, with one vote per share and MAR-A Common Stock, with ten votes per share, as currently provided in the Cer-tificate of Incorporation. A vote FOR Proposal Three is a vote for the reten-tion of the Company's Dual Class Capitalization in its present form. If Pro-posal Three and Proposal Four are both approved, then the Proposal receiving the greatest number of affirmative votes of Company Common Stock voting to-gether (and not as separate classes), will be adopted and the Proposal receiv-ing fewer votes will be abandoned.

REASONS FOR THE RETENTION OF THE DUAL CLASS CAPITALIZATION OF THE COMPANY

The Company believes that the retention of the existing two classes of Company Common Stock with different voting rights is in the best interest of the Com-pany and its shareholders. The Board believes that the Dual Class Capitaliza-tion (a) provides the Company with greater flexibility in financing its growth,
(b) promotes continuity in the leadership, involvement and substantial voting interests of the Marriott family, (c) provides additional liquidity to share-holders, (d) helps foster the maintenance of long-term business relationships with hotel and senior living community owners, franchisees and other third par-ties, and (e) enhances the Company's ability to attract and retain highly qual-ified key employees.

The material advantages of the Dual Class Capitalization are described below.

 Financing Flexibility

The dual class capitalization provides the Company with greater flexibility in pursuing its growth strategy. The lodging industry currently is undergoing a major global consolidation, while merger activity in the highly fragmented se-nior living industry is expected to increase over the next several years. The Company has a successful track record of acquiring and enhancing the value of lodging and senior living businesses, while accelerating their growth. The Company plans actively to seek opportunities created by the current consolida-tion trends in the lodging and senior living service industries. The dual class structure provides the Company with greater flexibility to be more ag-gressive in pursuing value-creating acquisitions. The ability to issue low-vote common stock, for which there is already a sizeable and liquid market, better positions the Company to take advantage of acquisition opportunities in its businesses without significantly diluting the voting interests of existing shareholders or providing sellers with undue voting power, and without jeop-ardizing the Company's investment grade credit rating.

By permitting the Company to issue shares of either high-voting or low-voting common stock, the Dual Class Capitalization provides the Company with in-creased flexibility to issue common stock (i) to raise equity capital (either through direct issuances of stock or through issuances of convertible securi-
ties) for a variety of corporate purposes, including to finance future capital expenditures, (ii) as consideration for future acquisitions and (iii) in con-nection with employee stock plans as a means of attracting, compensating and retaining key employees, without significantly diluting the voting power of the Company's existing shareholders. By providing the Company with the ability to issue low-voting MAR Common Stock as described above, the Dual Class Capi-talization helps to mitigate any reluctance Marriott family members and senior management of the Company might otherwise have to support the issuance of sig-nificant additional shares of authorized common stock of the Company because of the voting dilution such issuance would entail. For a description of the interests in the Company held by Marriott family members and senior management of the Company, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

 Continuity

The Board believes that the Marriott name and family association are key at-tributes of the Company, which travelers and others associate with high quali-ty, service, consistency and integrity. These are largely attributable to the leadership and commitment of the Marriott family to the business since its in-ception. The Company's history of growth, profitability and financial strength over a period of many years is due in large part to the continuous, stable leadership provided by Marriott family members, including their emphasis on long-term results and their ability to forge strategic relationships with business partners. The Board believes that the Dual Class Capitalization re-duces the risk of disruption in the continuity of the Company's current oper-ating policies and long-range strategy that might otherwise result if the Com-pany were to issue additional equity securities for acquisitions or other pur-poses, or if members of the Marriott family were to dispose of a significant percentage of their equity interest in the Company for estate tax, diversifi-cation or other reasons. Approval of Proposal Three will maintain the Company's ability to issue shares of MAR Common Stock for financing, acquisi-tion and compensation purposes without significantly diluting the voting power of the Company's existing shareholders. Members of the Marriott family have informed the Company that they have no current plans or arrangements to sell or otherwise dispose of any MAR Common Stock or MAR-A Common Stock.

 Shareholders' Flexibility and Liquidity

Shareholders who hold both classes of Company Common Stock in roughly equal proportions will be able to maintain their voting positions even if they decide to sell or otherwise dispose of approximately one-half of their equity interest in the Company. In addition, because shareholders who are interested in main-taining their voting interest in the Company may be more willing to sell shares of the Company if such sale does not result in a decrease in their relative voting power, the Dual Class Capitalization may result in increased trading of equity securities of the Company, thereby increasing liquidity. Furthermore, the presence of two classes of common stock with different voting rights may allow holders of Common Stock to increase voting power without increasing eq-uity investment by selling shares of MAR Common Stock and buying shares of MAR-A Common Stock with the proceeds. Their ability to do so, however, would be limited (and if Proposal Four is adopted, even more limited) by the minority rights protection provision in the Certificate of Incorporation. See Appendix B for a description of the minority rights protection provision relating to the Company Common Stock.

 Business Relationships

To the extent that hotel and senior living community owners, franchisees and other third parties with significant long-term business relationships with the Company may have concerns about potential changes in the continued leadership and involvement of the Marriott family, the Dual Class Capitalization may, by promoting stability and continuity, encourage and strengthen such business re-lationships.

 Key Employees

The Dual Class Capitalization may enhance the Company's ability to attract and retain highly qualified key employees by providing added assurance as to the continued leadership and involvement of the Marriott family and the high stan-dards of service and quality which they have instilled in the Company since its inception. In addition, by enabling the Company to issue MAR Common Stock as part of its equity-based compensation plans, such as the MI Plan, the Company has the flexibility to allow key employees to continue to participate in the growth of the Company without materially diluting the voting power of existing shareholders.

CERTAIN POTENTIAL DISADVANTAGES OF RETAINING THE DUAL CLASS CAPITALIZATION

While the Board has determined that retention of the Dual Class Capitalization is in the best interests of the Company and its shareholders, the Dual Class Capitalization may also be considered to have certain disadvantages, including those set forth below.

Members of the Marriott family have informed the Company that they have no agreements to act in concert and no plans to sell any of their Company Common Stock. However, if they were to act in concert and to reduce their equity in-terest in the Company, the dual class structure would permit them to retain substantially all of their voting power while disposing of approximately 50% of their equity interest. Accordingly, that structure could limit the circum-stances in which a sale or transfer of equity by members of the Marriott family would lead to a business combination or a proxy contest for the removal of di-rectors. This might deprive shareholders of the Company of an opportunity to sell their shares at a premium over prevailing market prices and may also make it more difficult to replace the Board and management of the Company.

VOTE REQUIRED

Approval of the retention of the Dual Class Capitalization in its present form is subject to the affirmative vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote thereon. If Proposal Three and Proposal Four are both approved, then the Proposal receiv-ing the greatest number of affirmative votes of Company Common Stock voting together (and not as separate classes), will be adopted and the Proposal re-ceiving fewer votes will be abandoned.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL THREE.

    PROPOSAL FOUR -- RETENTION OF TWO CLASSES OF COMMON STOCK, WITH CERTAIN
                                 MODIFICATIONS

Like Proposal Three, Proposal Four also provides for the retention of the Dual Class Capitalization. This proposal, however, would make two changes to the rights and obligations of the two classes under the Company's Certificate of Incorporation, which are described below. These changes are designed to re-spond to concerns that have been expressed by certain shareholders. If Pro-posal Three and Proposal Four are both approved, then the Proposal receiving the greatest number of affirmative votes of Company Common Stock voting to-gether (and not as separate classes), will be adopted and the Proposal receiv-ing fewer votes will be abandoned.

Proposal Four provides for the retention of two classes of Company Common Stock as currently provided in the Company's Certificate of Incorporation, as well as an amendment to the Certificate of Incorporation to (i) strengthen the "minority rights protection" provision by reducing from 15% to 5% the amount of MAR-A Common Stock an investor may acquire after the Spinoff, without re-quiring the investor to own at least the same percentage of MAR Common Stock acquired after the Spinoff, and (ii) provide that all classes of Company Com-mon Stock will have one vote per share when voting on transactions with re-spect to which the Board has agreed or been ordered to waive, or amend, or re-deem the rights granted under, the Rights Agreement dated as of March 27, 1998, by and between the Company and The Bank of New York as Rights Agent (the "Rights Agreement"). A vote FOR Proposal Four is a vote for the retention of the Dual Class Capitalization, modified as described above. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Ap-pendix C hereto.

THE MODIFIED DUAL CLASS CAPITALIZATION

The Modified Dual Class Capitalization differs from the Dual Class Capitaliza-tion in two respects:

 Change in "Minority Rights Protection" Threshold

If Proposal Four is adopted, the "minority rights protection" provision will be strengthened by reducing the threshold from 15% to 5%. This means that if a Person or group (each as defined in the Certificate of Incorporation) acquires after the Spinoff 5% or more of the outstanding MAR-A Common Stock, and does not at that time own at least the same percentage of MAR Common Stock acquired after the Spinoff, then such Person or group must commence within 90 days and complete a cash tender offer for a number of shares of MAR Common Stock neces-sary for such Person or group to own the same percentage of outstanding MAR Common Stock acquired after the Spinoff as the percentage of MAR-A Common Stock acquired after the Spinoff. Failure to comply results in a loss of all voting power for shares of MAR-A Common Stock acquired after the Spinoff by such Person or group. The same requirement applies for each incremental 5% in-crease (i.e., 10%, 15%, 20%, etc.) in ownership of MAR-A Common Stock by a Person or group after the Spinoff.

 No Difference in Vote Under Certain Circumstances

If Proposal Four is adopted, then both classes of Company Common Stock will have the same number of votes per share when voting on transactions with re-spect to which the Board has agreed or been ordered to waive or amend, or re-deem the rights granted under, the Company's Rights Agreement. Under the Company's Rights Agreement, the pre-ferred stock purchase rights granted thereunder are automatically converted into rights to purchase MAR Common Stock for a price equal to 50% of the then-market price, if certain transactions occur between the Company and the holder of a significant amount of MAR Common Stock (generally, 20% or more of either class of Company Common Stock) or if a holder acquires 30% of either class of Company Common Stock, subject to certain exceptions. The Board has the right to redeem the rights or, under certain circumstances, to waive or amend the Rights Agreement. Thus, if the Board supports or approves a transaction or ac-quisition that would otherwise trigger the exercise of the rights, the Board can avoid the significant dilution that would result from the exercise of the rights by redeeming them (for $0.01 per right) or where permitted under the Rights Agreement, by appropriately amending or waiving the rights. Rights agreements such as the Company's are designed to provide the Board of Direc-tors with sufficient time to review unsolicited or surprise acquisition pro-posals, to seek and evaluate appropriate alternatives to such proposals, and generally to act in what it believes to be in the best interests of sharehold-ers. The proposed amendment would provide equal voting rights for both classes of Company Common Stock when shareholders consider and vote on transactions where the Board has agreed or been ordered to eliminate the applicability of the Rights Agreement to the transaction being considered.

REASONS FOR THE MODIFICATIONS TO THE DUAL CLASS CAPITALIZATION

In general, the reasons for and potential disadvantages of the Modified Dual Class Capitalization are the same as for the Dual Class Capitalization. See "PROPOSAL THREE--RETENTION OF TWO CLASSES OF COMMON STOCK IN PRESENT FORM-- Reasons for the Retention of the Dual Class Capitalization of the Company" and "--Certain Potential Disadvantages of Retaining the Dual Class Capitaliza-tion." However, in response to the con cerns of certain shareholders, the first change in Proposal Four is designed to even further restrict the ability of a significant shareholder to disproportionately increase his or her voting control without increasing his or her equity investment in the Company. The second change in Proposal Four is similarly designed to allay concerns that the dual class structure may serve to entrench existing ownership and manage-ment or deter attractive acquisition proposals. This change prevents the dual class structure from impeding shareholder approval of an acquisition transac-tion where the Board has acted (whether voluntarily or in response to court order) to exempt the transaction from the Company's Rights Agreement. In a vote on any such transaction so exempted, the MAR Common Stock and the MAR-A Common Stock would each have one vote per share. This change in voting power aligns the dual class structure with that of the Company's Rights Agreement-- where the latter has been removed, the former will be removed as well. Accord-ingly, the Modified Dual Class Capitalization is intended to address share-holder concerns without depriving the Company of the benefits of the dual class structure, such as financing flexibility.

VOTE REQUIRED

Approval of the Modified Dual Class Capitalization is subject to the affirma-tive vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote thereon, as well as the affirmative vote of the holders of at least a majority of the out-standing shares of MAR Common Stock entitled to vote thereon, voting sepa-rately as a class, and the affirmative vote of at least a majority of the out-standing shares of MAR-A Common Stock entitled to vote thereon, voting sepa-rately as a class.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL FOUR.

If both Proposal Three and Proposal Four are approved, then the Proposal re-ceiving the greatest number of affirmative votes of Company Common Stock vot-ing together (and not as separate classes), will be adopted and the Proposal receiving fewer votes will be abandoned.

If Proposal Four is adopted, then the Modified Dual Class Capitalization will become effective upon the filing of an Amendment to the Certificate of Incor-poration in the form attached hereto as Appendix C. The Company would file the Amendment as soon as practicable after the Annual Meeting.

If neither Proposal Three nor Proposal Four is adopted, then the Board of Di-rectors would cause all MAR Common stock to be converted, on a share-for-share basis, into shares of MAR-A Common Stock as expressly permitted by the Certif-icate of Incorporation. This would result in all outstanding common shares having ten votes per share, and would mean that the Certificate of Incorpora-tion would continue to reflect the dual class structure even though there would be no shares of MAR Common Stock outstanding, and the Board of Directors would not in the future issue MAR Common Stock. The Board would take this ac-tion as soon as practicable after the Annual Meeting. Thereafter, the Company would take all necessary steps to remove the dual class provisions from the Certificate of Incorporation and would refrain from issuing additional shares of MAR Common Stock in the future.

PROPOSAL FIVE--SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF
                                   DIRECTORS

A shareholder (Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Water-gate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037), who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting:

"RESOLVED: That the stockholders of Marriott International, assembled in An-nual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

In support of the resolution, Mrs. Davis has submitted the following state-ment:

"Many states have mandatory cumulative voting, so do National Banks. In addi-tion, many corporations have adopted cumulative voting. Last year the owners of 19,695,884 shares, representing approximately 19.3% of shares voting, voted for this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

The Board has considered this proposal (as has the Nominating and Corporate Governance Committee) and recommends that shareholders vote against it for the following reasons:

Each director of the Company currently is elected by the holders of a majority of the voting power of the Company's shares present in person or represented by proxy at an annual or special meeting, thereby permitting the directors to administer the affairs of the corporation for the benefit of all shareholders. The Board believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group electing a director by cumu-lative voting may seek to have that director represent the shareholder's or group's special interest rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special inter-ests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareholders as a whole.

The majority of states, including the State of Delaware, the state in which the Company is incorporated, do not require cumulative voting. The Company's pres-ent method of electing directors is employed by over 88% of companies in the Standard and Poor's 500 Index, and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all the shareholders and not a particular group.

VOTE REQUIRED

Approval of the proposed resolution issubject to the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    PROPOSAL SIX--SHAREHOLDER PROPOSAL WITH RESPECT TO CERTAIN ATTRIBUTES OF
                   INDIVIDUALS TO BE DIRECTORS OF THE COMPANY

A shareholder (the Southwest Ohio District Council Pension Fund, 130 Tri-County Parkway, Suite 403, Cincinnati, Ohio 45246), which owns approximately 4,700 shares of Company Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting:

"RESOLVED: The shareholders of Marriott International Inc. (the "Company") urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, effective after the 1998 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

  --has not been employed by the Company or an affiliate in an executive capacity within the last five years;

  --was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

  --is not employed by a customer, supplier or provider of professional services to the Company;

  --has no personal services contract with the Company;

  --is not employed by a foundation or university that receives grants or endowments from the Company;

  --is not a relative of the management of the Company;

  --is not an officer of a company on which the Company's Chairman or Chief
   Executive Officer is also a board member."

In support of the resolution, the Southwest Ohio District Council Pension Fund has submitted the following statement:

"The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision making in the best long term interests of shareholders. A Board of Di-rectors must formulate corporate policies and monitor the activities of management in implementing these policies. Given the critical importance of these functions, we believe that it is in the interest of all stockholders that a majority of board members be independent. This proposal is prompted by our belief that the employment, business, and family relationships of any corporate director has the potential to raise conflicts of interest that may limit the vigilance and diligence of the board."

"The definition of "independent director' established in this proposal provide clear guidance in determining whether or not a given director is independent for purposes of determining the composition of the board. Adoption of this pro-posal would assure that the Company has the governance structures necessary to achieve its goals profitably and responsibly."

The Board has considered this proposal (as has the Nominating and Corporate Governance Committee) and recommends that shareholders vote against it for the following reasons:

The Company strongly believes in the importance of a diverse and highly quali-fied board of directors. However, the Board believes that this proposal is ar-bitrary, unduly restrictive and could deprive the Company of the services of highly qualified directors. The Company has been well served by its present policy on board membership, which selects nominees for election based on crite-ria, including overall business experience and specific expertise, and giving due consideration of any relationships with the Company. Any material relation-ships between the Company and any director are disclosed under Securities and Exchange Commission rules. (See "CERTAIN TRANSACTIONS")

We note that there are only two Company employees on the Board of Directors and a sizable majority of the Board consists of persons who would satisfy any rea-sonable test of independence, including the definition used by the New York Stock Exchange. Adoption of this proposal would unduly restrict the candidates available for service on the Board. It also would limit consideration of candi-dates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. The proposal would, for example, apply to highly qualified persons simply because they are employed by companies that do business with the Company. It could also foreclose the Company from obtaining services from another company simply because one of its employees is a current Company director. The Board believes that the Company's current policies re-garding the independence of directors is appropriate.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

The Company's management knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

The Bylaws of the Company provide that in order to be considered at a meeting of shareholders, a shareholder proposal or a nomination of a director candidate requested to be introduced at a meeting must be made by notice in writing de-livered or mailed by first class United States mail, postage prepaid, to the secretary of the Company, and received by the secretary not less than ninety days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event the date of the annual meet-ing of shareholders is advanced more than thirty days or delayed by more than sixty days from such anniversary date, notice by the shareholder must be so de-livered not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the proposal or nomination and the text of the proposal to be intro-duced or in the case of a director nominee, certain information regarding the nominee specified in the Bylaws; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal(s) or nominate the director nominee, specified in the notice. The Chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal or the nomination of any person not made in compli-ance with the foregoing procedure.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

The Annual Meeting for 1999 is scheduled to be held on April 30, 1999. Any shareholder who meets the requirements of the proxy rules under the Exchange Act and the Company's bylaws may submit to the Board not more than one proposal to be considered for inclusion in the Company's 1999 proxy material. Any such proposal must be submitted in writing by notice delivered or mailed by first class United States mail, postage prepaid, to the Secretary, Marriott Interna-tional, Inc., Marriott Drive, Dept. 52/862 Washington, D.C. 20058 and must be received no later than December 22, 1998. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be in-troduced, (b) the class and number of shares of stock held of record or owned beneficially as of the date of such notice (and if such shares are beneficially owned, proof of ownership must be submitted with the proposal); and (c) a rep-resentation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes. The Com-pany has retained the services of MacKenzie Partners, Inc. and Innisfree M & A Incorporated to assist in the solicitation of proxies from shareholders. Mac-Kenzie Partners and Innisfree M & A Incorporated will receive solicitation fees aggregating approximately $25,000 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries, in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

A copy of the Company's 1997 Annual Report on Form 10-K filed with the SEC is being mailed to shareholders together with this Proxy Statement. Any share-holder who desires an additional copy may obtain one (excluding exhibits) with-out charge by addressing a request to the Secretary, Marriott International, Inc., Marriott Drive, Dept. 52/862, Washington, D.C. 20058. The reproduction cost incurred by the Company will be charged if copies of exhibits are request-ed.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ W. David Mann
-----------------
W. David Mann
Secretary

                                                                      APPENDIX A


                        THE MARRIOTT INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                                          EFFECTIVE MAY 21, 1998

                       THE MARRIOTT INTERNATIONAL, INC.,
                         EMPLOYEE STOCK PURCHASE PLAN

  The Marriott International, Inc. Employee Stock Purchase Plan (the "Plan") as set forth in this document, is intended through payroll savings to enable eligible employees to purchase stock of Marriott International, Inc. (the "Corporation") and thus to benefit the Corporation by increasing the employ-ees' interest in the Corporation's growth and success. It is intended that the Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, and is to be so applied and inter-preted. The provisions of the Plan are as follows:

  1. Stock Offered and Price. An option to purchase shares of Marriott Inter-national, Inc. Common Stock, par value $.0.01 per share with one vote per share, through payroll savings will be granted to eligible employees in the manner stated below. The Purchase Price of each share of stock will be the lesser of (i) 100% of its fair market value on the date the option is granted, or (ii) 100% of the fair market value on the day the option is exercised. In the event that the Corporation should declare a stock dividend or a stock split or reclassify its stock, the purchase price and the number of shares re-served for the Plan will be adjusted proportionately. The maximum number of shares which may be issued under this Plan shall be five million. In the event that the Marriott International, Inc. Common Stock is converted into Marriott International, Inc. Class A Common Stock, par value $0.01 per share with ten votes per share, or the Common Stock and Class A Common Stock are combined into a single class of common stock, the shares reserved for issuance under the Plan will be the class of stock into which the Common Stock is converted or combined, as the case may be.

  2. Eligible Employees. All employees of the Corporation or any subsidiary of the Corporation who are employed on May 1, 1998 and, thereafter, the first business day of January of each year of the Plan, are eligible to participate in the Plan during the following year, except the following who are ineligible to participate: (a) employees whose customary employment is for not more than five months in any calendar year; (b) employees whose customary employment is 20 hours or less per week; and (c) any employee, who after grant of an option under the Plan, would own or be deemed to own pursuant to applicable attribu-tion rules stock (including stock which may be acquired under any outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation, or a subsidiary thereof. Notwithstanding the foregoing and with respect to subsidiary corpora-tions, the Board of Directors of the Corporation must first approve participa-tion in the Plan of the employees of each such subsidiary. Furthermore, the Board of Directors may at any time in its sole discretion and if it deems it advisable to do so, withdraw participation from the employees of a particular subsidiary or subsidiaries.

  3. Participation in the Plan. An eligible employee may become a participant in the Plan by completing an election to participate in the Plan on a form provided by the Corporation and filing that form within the enrollment period established by the Corporation for the year. Such form and participation shall be effective only if the employee is still employed by the Corporation on the last business day in January of the following year. An eligible employee may revise his election at any time up to and including the last day in the en-rollment period established by the Corporation for the year.

  4. Payroll Deductions. At the time an employee files his election (as pro-vided above), the employee shall elect to have deductions made from his pay for pay periods paid after such election is filed and processed by the Corporation and ending before the next February 1 as long as he shall participate in the Plan. The election shall specify a percentage for deductions from base compen-sation, including commissions and reported tips (but excluding any bonus pay-ments or other compensation to be taken into account for purposes of determin-ing Deferred Stock Bonus Awards under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan regardless of whether or not the Participant receives a Deferred Stock Bonus Award) equal to 5%, 6%, 7%, 8%, 9% or 10% (or, for the year of the Plan beginning on May 21, 1998, 11%, 12%, 13%, 14% or 15%). These deductions will be credited to the participant's account un-der the Plan. The participant may not during any then current year of the Plan change his rate of payroll deduction after the end of the enrollment period. An employee whose election for payroll deductions cannot be honored by reason of other deductions or reported tips may contribute the shortfall pursuant to pro-cedures established by the Corporation. At any time a participating employee may elect voluntarily to terminate, in total, his participation in the Plan for the year in question (as provided in Section 8). Once participation is termi-nated, it may not be reinstated during that year of the Plan.

  Upon retirement (as described in Section 8) a participant shall have no fur-ther obligation nor will he be permitted to make further contributions to the Plan. All amounts theretofore contributed by a retired participant shall be re-tained in his account for the balance of the Plan year and applied as set forth in Section 5.

  5. Exercise of the Option to Purchase Shares. Unless a participating employee has given prior written notice terminating such employee's participation in the Plan for the year in question, or his participation in the Plan has otherwise been terminated as provided in Section 8, or if he has retired, the option of such participating employee to purchase stock will be automatically exercised for him on the last business day in January of the year following the year in which he elected to participate in the Plan, for the purchase of the number of full shares of stock (subject to the participation adjustment provided in Sec-tion 6) which the accumulated funds in the participating employee's account at that time will purchase at the Purchase Price determined under Section 1. The option may not be exercised at any other time. Any funds remaining in the par-ticipating employee's account insufficient to purchase a full share of stock will be refunded to the employee. Effective with exercise of the option the em-ployee shall become a stockholder and shall have all the rights incident there-to, including the right to such future dividends as may be declared from time to time by the Board of Directors.

  6. Participation Adjustment. If in any year the payroll deductions exceed the number of shares reserved under Section 1, a participation adjustment will be made and the number of shares purchasable by participating employees will be reduced proportionately. Any funds remaining in the participating employee's account not used to purchase shares will be refunded to the employee.

  7. Issuance of Stock Certificates. As soon after the option is exercised as is reasonably possible the participating employee will be credited with the number of shares purchased under the Plan for his account.

  8. Termination of Participation. The employee will be refunded all monies in his account and his participation in the Plan terminated, if: (a) the employee elects in writing to terminate participation; (b) the employee's employment with the Corporation or its subsidiaries is terminated for any reason other than retirement; (c) the Board of Directors of the Corporation elects to termi-nate the Plan as provided by Section 13; (d) participation is terminated for failure to make contributions pursuant to procedures established under Sec-tion 4; or (e) the employee dies. Once terminated, participation may not be re-instated for the then current year but, if otherwise eligible, the employee may elect to participate in any subsequent year of the Plan. For purposes of this
Section 8, the term "retirement" shall mean either (i) termination of employ-ment at or beyond age 55 with at least 10 years of service; or (ii) termination of employment as a result of total and permanent disability. An employee shall be considered totally and permanently disabled for purposes of this Section 8 if the employee is permanently unable to engage in any occupation for which he or she is reasonably qualified by education, training or experience as certi-fied by a competent medical authority designated by the Plan Administrator to make such determination. An employee's termination of employment shall be con-sidered a "retirement" for purposes of this Section 8 only if such termination occurs not more than three months prior to the last business day in January of the year following the year in which the employee has filed his or her most re-cent valid election to participate in the Plan.

  9. Assignment. No employee may assign his rights under the Plan (including his rights in the option). Any payment of cash or issuance of stock hereunder may be made only to the employee (or, in the event of his death, to his es-tate).

  10. Administration. The Compensation Policy Committee of the Board of Direc-tors will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of "base compensation" as used herein. The determination of the Compensation Pol-icy Committee as to any questions which may arise with respect to the interpre-tation of the provisions of this Plan shall be final. Payroll deduction autho-rizations and elections to terminate participation shall be exercised only on forms provided by the Corporation for that purpose.

  11. Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose until applied to the purchase of stock and/or refunded to participating employees, and participating employ-ee's accounts will not be segregated, nor will interest be paid thereon.

  12. Amendment of Plan. The Board of Directors may, at any time, amend this Plan, in any respect, except that without approval of the stockholders of the Corporation no amendment shall be made (a) changing the number of shares sub-ject to this Plan (except as provided in Section 1); (b) decreasing the Pur-chase Price (except as provided in Section 1); or (c) changing administration of the Plan from the Compensation Policy Committee or changing the classifica-tion of employees eligible to participate in the Plan.

  13. Term and Termination of the Plan. This Plan shall continue in effect on a year-to-year basis unless terminated or suspended by the Board of Directors of the Corporation. The Board of Directors may terminate or suspend the Plan at any time and for any reason. In any event the Plan shall, without further action of the Board of Directors, terminate at such time as the total number of shares reserved for purchase un-der Section 1 of the Plan has been distributed.

  14. Governmental Regulation. The Corporation's obligation to issue, sell and deliver its stock under this Plan is subject to the approval of any governmen-tal authority required in connection with the authorization, issuance or sale of such stock.

  15. Other Provisions. (a) Notwithstanding any other provisions of this Plan, no employee may purchase in any one calendar year, under this Plan, a number of shares of stock which exceed the number determined by dividing $25,000.00 by the fair market value of a share as of the date the option is granted. (b) "Fair Market Value" means the average of the high and low prices per share of the Corporation's stock as reflected by composite transactions on the various national securities exchanges on which such stock has been listed and reported by the National Association of Securities Dealers on the day named, or if there are no transactions on that date, then the closing price for the preceding day upon which transactions occurred. (c) A "subsidiary of the Corporation" is any corporation where the Corporation owns 50% or more of the total combined voting power of all classes of stock. (d) Temporary disability or an approved leave of absence shall not result in termination of employment within the meaning of the Plan. (e) All employees granted options shall have the same rights and privi-leges.

                                                                      APPENDIX B

                    DESCRIPTION OF THE COMPANY COMMON STOCK
               (UNDER THE EXISTING CERTIFICATE OF INCORPORATION)

  There are two classes of Company Common Stock--MAR Common Stock and MAR-A Common Stock. The MAR Common Stock and the MAR-A Common Stock have different terms, which are summarized below. This summary does not purport to be com-plete, and is qualified in its entirety by reference to the complete Certifi-cate of Incorporation of the Company on file with the Securities and Exchange Commission, which is incorporated herein by reference.

VOTING RIGHTS

  Each holder of MAR Common Stock is entitled to one vote for each share regis-tered in his or her name on the books of the Company on all matters submitted to a vote of shareholders. Subject to the Minority Rights Protection Provision (as defined below), each holder of MAR-A Common Stock is entitled to ten votes for each share registered in his or her name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of MAR Common Stock and MAR-A Common Stock will vote as one class. The shares of MAR Common Stock and MAR-A Common Stock do not have cumu-lative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of MAR Common Stock and MAR-A Common Stock entitled to exercise more than 50 percent of the voting rights in an election of directors will be able to elect 100 percent of the directors to be elected if they choose to do so. In such event, the holders of the remaining MAR Common Stock and MAR-A Common Stock voting for the election of directors will not be able to elect any persons to the Board. The Certificate of Incorporation provides that the Board is classified into three classes, each serving a three-year term, with one class elected in each of three consecutive years.

DIVIDEND RIGHTS

  Under the Certificate of Incorporation, each share of MAR Common Stock and MAR-A Common Stock has identical rights with respect to dividends and distribu-tions, subject to the following: (i) the Board may declare a Regular Cash Divi-dend (as defined below) on each share of MAR Common Stock, on an annual basis, equal to up to 125 percent (one hundred and twenty-five percent) (rounded up to the nearest penny) of the per share Regular Cash Dividend declared on each share of MAR-A Common Stock, but in no case will the Regular Cash Dividend on each share of MAR Common Stock be less than the equivalent Regular Cash Divi-dend per share of MAR-A Common Stock; (ii) if the Board decides, in its discre-tion, to declare a Special Dividend (as defined below), such dividend will be paid in equal amounts per share of MAR Common Stock and MAR-A Common Stock; and
(iii) if the Board decides, in its discretion, to declare a dividend payable in shares of MAR Common Stock or MAR-A Common Stock, the dividend will be paid in equal amounts per share of MAR Common Stock and MAR-A Common Stock, except that, at the discretion of the Board, the dividend may be paid to the holders of MAR Common Stock in either MAR Common Stock or in MAR-A Common Stock or a combination thereof and the dividend may be paid to the holders of MAR-A

Common Stock in either MAR-A Common Stock or in MAR Common Stock or a combina-tion thereof. As used herein, the term "Regular Cash Dividend" means dividends of the Company payable quarterly in cash consistent with practices employed in the past by the Board, subject to change at its discretion; and the term "Spe-cial Dividend" means any dividend of cash or other property or assets (includ-ing securities), other than a Regular Cash Dividend.

MERGERS AND CONSOLIDATIONS; DISSOLUTION AND LIQUIDATION

  In the event of a merger, consolidation or combination of the Company with another entity (whether or not the Company is the surviving entity) or in the event of dissolution or liquidation of the Company, the holders of shares of MAR Common Stock and the holders of MAR-A Common Stock will each be entitled to receive the same per share consideration, except that in the event of a merger, consolidation or combination of the Company with another entity (whether or not the Company is the surviving entity), any common stock that the holders of Com-pany Common Stock are entitled to receive in any such event may differ as to voting rights and otherwise to the extent and only to the extent that the MAR Common Stock and MAR-A Common Stock differ as set forth in the Certificate of Incorporation.

CONVERTIBILITY

  At the discretion of the Board, all, but not less than all, of the then out-standing shares of MAR Common Stock may be converted into MAR-A Common Stock on a share-for-share basis. In addition, if the MAR Common Stock is excluded from trading on a national securities exchange or the National Association of Secu-rities Dealers Automated Quotation System (the "NASDAQ"), and the MAR-A Common Stock is, or is eligible to be, traded on a national securities exchange or listed on the NASDAQ, then the MAR Common Stock will be converted automatically into MAR-A Common Stock on a share-for-share basis.

MINORITY RIGHTS PROTECTION PROVISION

  Company shareholder voting rights disproportionate to equity ownership could be acquired through acquisitions of MAR-A Common Stock without corresponding purchases of MAR Common Stock. In order to reduce somewhat the likelihood of MAR-A Common Stock and MAR Common Stock trading at significantly different mar-ket prices and to give holders of MAR Common Stock the opportunity to partici-pate in any premium paid in the future relating to the acquisition of 15 per-cent or more of the MAR-A Common Stock by a buyer who has not acquired a pro-portionate number of shares of MAR Common Stock, the Certificate of Incorpora-tion includes a "Minority Rights Protection Provision" as described below. There can be no assurance that the Company will in all instances be able to identify readily persons whose holdings subject them to the Minority Rights Protection Provision.

 Certain Definitions

  For purposes of the Minority Rights Protection Provision, the following defi-nitions apply:

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, control when used with respect to any specified Person means the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the fore-going.

    "Person" means any individual, partnership, joint venture, limited lia-bility company, corporation, association, trust, incorporated organization, government or governmental department or agency or any other entity.

  The following shares of MAR-A Common Stock will be excluded for the purpose of determining the shares of MAR-A Common Stock beneficially owned or acquired by any Person or group but not for purpose of determining shares outstanding:

    (i) shares beneficially owned by such Person or group (or, in the case of a group, shares beneficially owned by Persons that are members of such group) immediately after the Spinoff;

    (ii) shares acquired by will or by the laws of descent and distribution, or by gift that is made in good faith and not for the purpose of circum-venting the Minority Rights Protection Provision, or by termination or rev-ocation of a trust or similar arrangement or by a distribution from a trust or similar arrangement if such trust or similar arrangement was created, and such termination, revocation or distribution occurred or was effected, in good faith and not for the purpose of circumventing the Minority Rights Protection Provision, or by reason of the ability of a secured party (fol-lowing a default) to exercise voting rights with respect to, or to dispose of, shares that had been pledged in good faith as security for a bona fide loan, or by foreclosure of a bona fide pledge which secures a bona fide loan;

    (iii) shares acquired upon issuance or sale by the Company;

    (iv) shares acquired by operation of law (including a merger or consoli-dation effected for the purpose of recapitalizing such Person or reincorpo-rating such Person in another jurisdiction but excluding a merger or con-solidation effected for the purpose of acquiring another Person);

    (v) shares acquired in exchange for MAR Common Stock by a holder of MAR Common Stock (or by a parent, lineal descendant or donee of such holder of MAR Common Stock who received such MAR Common Stock from such holder) if the MAR Common Stock so exchanged was acquired by such holder directly from the corporation as a dividend on shares of MAR-A Common Stock;

    (vi) shares acquired by a plan of the Company qualified under Section 401(a) of the Internal Revenue Code, or any successor provision thereto, or acquired by reason of a distribution from such a plan;

    (vii) shares beneficially owned by a Person or group immediately after the Spinoff which are thereafter acquired by an Affiliate of such Person or group (or by the members of the immediate family (or trusts for the benefit thereof) of any such Person or Affiliate) or by a group which includes such Person or group or any such Affiliate; and

    (viii) shares acquired indirectly through the acquisition of securities, or all or substantially all of the assets, of a Person that has a class of its equity securities registered under Section 12 (or any successor provi-sion) of the Exchange Act.

  Notwithstanding anything to the contrary contained in the Minority Rights Protection Provision, no Person (and no group including such Person) will be deemed to have acquired after the Spinoff beneficial ownership of any shares of MAR-A Common Stock owned by any other Person solely by reason of such Person being or becoming an officer, di-rector, executive, trustee, executor, custodian, guardian, and/or other similar fiduciary or employee of or for such other Person under circumstances not in-tended to circumvent the Minority Rights Protection Provision.

  For purposes of calculating the number of shares of MAR Common Stock benefi-cially owned or acquired by any Person or group, shares of MAR Common Stock ac-quired by gift will be deemed to be beneficially owned by such Person or member of a group if such gift was made in good faith and not for the purpose of cir-cumventing the Minority Rights Protection Provision; and only shares of MAR Common Stock owned of record by such Person or member of a group or held by others as nominees of such Person or member of a group and identified as such to the Company will be deemed to be beneficially owned by such Person or group (provided that shares of MAR Common Stock with respect to which such Person or member of a group has sole investment and voting power will be deemed to be beneficially owned thereby).

  Subject to the other definitional provisions applicable to the Minority Rights Protection Provision, "beneficial ownership" will be determined pursuant to Rule 13d-3 (as in effect on January 1, 1998) promulgated under the Exchange Act, and the formation or existence of a "group" will be determined pursuant to Rule 13d-5(b) (as in effect on January 1, 1998) promulgated under the Exchange Act, in each case subject to the following additional qualifications:

    (i) relationships by blood or marriage between or among any Persons will not constitute any of such Persons as a member of a group with any such other Person(s), absent affirmative attributes of concerted action; and

    (ii) any Person acting in his official capacity as a director or officer of the Company will not be deemed to beneficially own shares when such own-ership exists solely by virtue of such Person's status as a trustee (or similar position) with respect to shares held by plans or trusts for the general benefit of employees or former employees of the Company, and ac-tions taken or agreed to be taken by a Person in such Person's official ca-pacity as an officer or director of the Company will not cause such Person to become a member of a group with any other Person.

 Description of Minority Rights Protection Provision

  If any Person or group acquires after the Spinoff beneficial ownership of 15 percent or more of the then outstanding MAR-A Common Stock, and such Person or group (a "Significant Stockholder") does not then own an equal or greater per-centage of all then outstanding shares of MAR Common Stock acquired after the Spinoff, the Minority Rights Protection Provision requires that such Signifi-cant Stockholder must commence within a 90-day period beginning the day after becoming a Significant Stockholder a public cash tender offer to acquire addi-tional shares of MAR Common Stock, as described below (a "Minority Rights Pro-tection Transaction") or the Significant Stockholder will not be permitted to vote the MAR-A Common Stock acquired after the Spinoff. The 15 percent owner-ship threshold of the number of shares of MAR-A Common Stock which triggers a Minority Rights Protection Transaction may not be waived by the Board, nor may this threshold be amended without shareholder approval, including a majority vote of the outstanding MAR Common Stock voting separately as a class.

  In a Minority Rights Protection Transaction, the Significant Stockholder must make a public cash tender offer to acquire from the holders of MAR Common Stock at least that number of additional shares of MAR Common Stock determined by (i) multiplying (x) the percentage of the number of shares of outstanding MAR-A Common Stock that are beneficially owned by such Significant Stockholder, and were acquired after the Spinoff, by (y) the total number of the shares of MAR Common Stock outstanding on the date such Person or group became a Significant Stockholder, and (ii) subtracting therefrom the excess (if any) of the number of shares of MAR Common Stock beneficially owned by such Significant Stock-holder at such time over the number of shares of MAR Common Stock beneficially owned by such Person or group at the Spinoff. Such number of shares of MAR Com-mon Stock is referred to as the "MAR Common Stock Shortfall." The Significant Stockholder must acquire all shares of MAR Common Stock validly tendered or, if the number of such shares tendered exceeds the number determined pursuant to such formula, a pro-rata number from each tendering holder (based on the number of shares tendered by each tendering shareholder).

  For example, if a shareholder owns 4 percent of the outstanding shares of MAR-A Common Stock and 4 percent of the MAR Common Stock immediately after the Spinoff and thereafter acquires an additional 16 percent of the outstanding shares of MAR-A Common Stock without acquiring any additional shares of MAR Common Stock, such shareholder must either commence a tender offer for an addi-tional 16 percent of the MAR Common Stock at the prescribed price or such shareholder will not be allowed to vote the 16 percent of the MAR-A Common Stock acquired after the Spinoff.

  The offer price for any shares required to be purchased by the Significant Stockholder pursuant to this provision would be the greater of: (i) the highest price per share paid by the Significant Stockholder for any share of MAR-A Com-mon Stock in the six-month period ending on the date such person or group be-came a Significant Stockholder; and (ii) the highest reported sale price for a share of MAR-A Common Stock on the New York Stock Exchange (or if the MAR-A Common Stock is not listed on the New York Stock Exchange, any other national securities exchange on which it is listed, or if not so listed, on NASDAQ) on the business day preceding the date the Significant Stockholder commences the required tender offer.

  If a Significant Stockholder fails to undertake a Minority Rights Protection Transaction within the time provided therefor, such Significant Stockholder shall not be entitled to vote any shares of MAR-A Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stock-holder after the Spinoff.

                                                                      APPENDIX C

                           PROPOSED AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF

          MARRIOTT INTERNATIONAL, INC. (SEE PROPOSAL FOUR HEREIN)

  Marriott International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

  1. The present name of the Corporation is "Marriott International, Inc." The original Certificate of Incorporation of New Marriott MI, Inc. was filed with the Secretary of State of the State of Delaware on September 19, 1997. An Amended and Restated Certificate of Incorporation of New Marriott MI, Inc. was filed with the Secretary of State of Delaware on March 27, 1998. The Amended and Restated Certificate of Incorporation New Marriott MI, Inc. was further amended and restated in a second Amended and Restated Certificate of Incorpora-tion filed March 27, 1998, which changed the name of the Corporation to "Marriott International, Inc."

  2. This Amendment to Amended and Restated Certificate of Incorporation has been duly adopted and proposed to the stockholders of the Corporation by the Board of Directors of the Corporation, and has been approved and adopted by the stockholders of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

  3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Amendment to Amended and Restated Certificate of Incorporation further amends the provisions of the Amended and Restated Certificate of Incor-poration of the Corporation.

  4. Section B(2)(a) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and fur-ther amended to read in its entirety as hereinafter set forth:

    (a) The holders of shares of Class A Common Stock shall be entitled to ten votes for each share of Class A Common Stock held on all matters voted upon by the stockholders of the corporation and shall vote together with the holders of Common Stock and together with the holders of any other se-ries of stock who are entitled to vote in such manner and not as a separate class; provided, however, that the holders of shares of Class A Common Stock shall only be entitled to one vote for each share of Class A Common Stock held, for stockholder votes on transactions with respect to which the board of directors has agreed, or been ordered by a court or other tribunal of competent jurisdiction, to waive, amend, or redeem the rights granted under, the Rights Agreement dated as of March 27, 1998, by and between the Corporation and the Bank of New York as Rights Agent, as the same may be amended from time to time, or any similar successor agreement thereto; and provided, further, that any determination of the board of directors as to whether an event referred to in the preceding clause has occurred shall be final and binding. Notice regarding such event shall be given to the hold-ers of shares of Class A Common Stock;

  5. Section B(6)(a) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and fur-ther amended to read in its entirety as hereinafter set forth:

    (a) If, at any time after the date upon which the Common Stock and the Class A Common Stock are distributed to the holders of common stock of Sodexho Marriott Serv-ices, Inc. (formerly known as "Marriott International, Inc.") (the "Distri-bution"), any Person or group, each as hereinafter defined in this Para-graph 6, acquires beneficial ownership of shares representing 5% or more of the number of then outstanding Class A Common Stock and such Person or group (a "Significant Shareholder") does not then beneficially own an equal or greater percentage of all then outstanding shares of Common Stock, all of which Common Stock must have been acquired by such Person or group after the Distribution, such Significant Shareholder must, within a ninety-day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regula-tions to acquire additional shares of Common Stock as provided in this Par-agraph 6 (a "Minority Rights Protection Transaction"). The 5% ownership threshold of the number of Class A Common Shares which triggers a Minority Rights Protection Transaction may not be waived by the board of directors, nor may this threshold in this Amended and Restated Certificate of Incorpo-ration be amended without shareholder approval, including a majority vote of the outstanding Common Stock voting separately as a class.

  6. Section B(6)(d) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and fur-ther amended to read in its entirety as hereinafter set forth:

    (d) A Minority Rights Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires after the Distribution beneficial ownership of addi-tional shares of Class A Common Stock in an amount equal to or greater than the next higher integral multiple of 5% in excess of 5% (e.g., 10%, 15%, 20%, etc.) of the number of shares of outstanding Class A Common Stock if such Significant Shareholder does not then own an equal or greater percent-age of all then outstanding shares of Common Stock (all of which shares of Common Stock must have been acquired by such Significant Shareholder after the Distribution, including pursuant to a previous Minority Rights Protec-tion Transaction). Such Significant Shareholder shall be required to make a public cash tender offer to acquire that number of shares of Common Stock prescribed by the formula set forth in subparagraph (b) above, and must ac-quire all shares validly tendered and not withdrawn or a pro rata portion thereof, as specified in such subparagraph (b), at the price determined pursuant to subparagraph (c) above, even if a previous Minority Rights Pro-tection Transaction resulted in fewer shares of Common Stock being tendered than required in the previous offer.

  7. Section B(6)(f) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and fur-ther amended to read in its entirety as hereinafter set forth:

    (f) The Minority Rights Protection Transaction requirement shall not ap-ply to any increase in percentage beneficial ownership of shares of Class A Common Stock resulting solely from a change in the aggregate amount of shares of Class A Common Stock outstanding, provided that any acquisition after such change which results in any Person or group having acquired af-ter the Distribution beneficial ownership of 5% or more of the number of then outstanding shares of Class A Common Stock (or, after the last acqui-sition which triggered the requirement for a Minority Rights Protection Transaction, addi-tional shares of Class A Common Stock in an amount equal to the next higher integral multiple of 5% in excess of the number of shares of Class A Common Stock then outstanding) shall be subject to any Minority Rights Protection Transaction requirement that would be imposed pursuant to this Paragraph 6.

  IN WITNESS WHEREOF, Marriott International, Inc. has caused this Amendment to
Amended and Restated Certificate of Incorporation to be signed by its      and
attested to by its Secretary as of     , 1998.

                                          MARRIOTT INTERNATIONAL, INC.


                                          By___________________________________
                                            Name:
                                            Title:

ATTEST:____________________________

     Name:
     Title:

The 1998 Annual Meeting will begin at 10:30 a.m. at the Crystal Gateway Marriott hotel. Coffee, tea, and juice will be provided to shareholders attend-ing the meeting. Due to anticipated hotel guest needs at the hotel on May 20, minimal parking is available to shareholders in the hotel parking garage. As parking is limited in the general area, it is recommended that shareholders at-tending the Annual Meeting consider using public transportation. The Crystal City Metro subway station, located on the Blue/Yellow line, is connected to the hotel. The area is also served by Metro buses. A "Shareholder Annual Meeting" rate will be offered at three local Marriott hotels for Tuesday, May 19, 1998, the night before the meeting. The hotels and rates are listed below.

To receive these rates, call the hotel directly and ask for the "Shareholder Annual Meeting" rate for May 19, 1998. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

Crystal Gateway Marriott ($165)
1700 Jefferson Davis Highway
Arlington, VA 22202
703/920-3230

Crystal City Marriott ($165)
1999 Jefferson Davis Highway
Arlington, VA 22202
703/413-5500

Arlington-Pentagon City Residence Inn ($165)
550 Army Navy Drive
Arlington, VA 22202
703/413-6630

                [LEGEND APPEARS HERE]


                                                         [MAP APPEARS HERE]

--------------------------------------------------------------------------------
                         MARRIOTT INTERNATIONAL, INC.

P              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
R
                          on May 20, 1998, 10:30 a.m.
O
        The undersigned appoints J.W. Marriott, Jr. and Richard E. Marriott as
X Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all
Y shares of Marriott International, Inc. Common Stock and Class A Common Stock, held of record by the undersigned on March 27, 1998, at the Annual Meeting of Shareholders to be held on May 20, 1998, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1,2,3, and 4, and AGAINST Proposals 5 and 6.



                                               (change of address/comments)

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                            Detach Proxy Card Here




To Fellow Marriott International, Inc. Shareholders:

Here is your 1998 Marriott International, Inc. proxy card. Please read both sides of the card and mark, sign, and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Shareholders on Wednesday, May 20, 1998, at 10:30 a.m. in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia.
Shareholder comments about any aspect of company business are welcome. Although such notes are not answered on an individual basis, they do assist Marriott management in determining and responding to the needs of its shareholders.

Thank you in advance for voting.



W. David Mann
Secretary

--------------------------------------------------------------------------------
    Please mark
[X] votes as in this
    example.
--------------------------------------------------------------------------------
   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no instruction is indicated, such proxy will be voted "FOR" Proposals 1, 2, 3, and 4, "AGAINST" Proposals 5 and 6, and at the discretion of the Proxies on any other matter that may properly come before the meeting.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 4. Shareholders are encouraged to vote FOR both Proposal 3 and Proposal 4; the Proposal receiving the greatest number of votes in favor will be adopted.
--------------------------------------------------------------------------------

1. Election of Directors.       FOR        WITHHELD
   Nominees: Gilbert M.
   Grosvenor, Richard E.        [  ]         [  ]
   Marriott, and Harry J.
   Pearce.

For all nominees except as noted below:

_______________________________________

2. Approval of Marriott International,         FOR      AGAINST     ABSTAIN
   Inc. 1998 Employee Stock Purchase
   Plan and reservation of 5 million           [  ]       [  ]       [  ]
   common shares for issuance thereunder.

3. Approval of retention of two classes of
   common stock as currently in effect         FOR      AGAINST     ABSTAIN
   (if Proposal 3 and Proposal 4 are both
   approved, then the Proposal receiving       [  ]       [  ]       [  ]
   the greatest number of votes in favor
   will be adopted).

4. Approval of retention of two classes of
   common stock, modified to (i) reduce from
   15% to 5% the amount of Class A common
   stock (ten votes per share) an investor
   may acquire after the spinoff of Marriott
   International, without requiring the
   investor to own at least the same
   percentage of common stock (one vote per
   share) acquired after the spinoff
   and (ii) provide that all classes of         FOR      AGAINST     ABSTAIN
   common stock have one vote per share when
   voting on certain transactions.              [  ]       [  ]       [  ]

--------------------------------------------------------------------------------
      The Board of Directors recommends a vote AGAINST Proposals 5 and 6.
--------------------------------------------------------------------------------

5. Shareholder proposal to adopt
   cumulative voting for the election           FOR      AGAINST     ABSTAIN
   of directors.
                                                [  ]       [  ]       [  ]

6. Shareholder proposal with respect
   to certain attributes of the individuals     FOR      AGAINST     ABSTAIN
   to be directors of the Company.
                                                [  ]       [  ]       [  ]
MARK HERE FOR ADDRESS
 CHANGE AND NOTE ON              [  ]
   REVERSE SIDE

SIGNATURE(S)_____________________________________ DATE _______
Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.
--------------------------------------------------------------------------------
Please carefully detach here and return this proxy in the enclosed reply envelope.